Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

Dated as of February 18, 2025

among

L3HARRIS TECHNOLOGIES, INC.

and certain of
its Subsidiaries from time to time,

as the Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, L/C Issuer and Swingline Lender,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,
MORGAN STANLEY BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

THE BANK OF NOVA SCOTIA,

BARCLAYS BANK PLC,
MIZUHO BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,
THE TORONTO-DOMINION BANK, NEW YORK BRANCH and

THE NORTHERN TRUST COMPANY,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BofA SECURITIES, INC.,

CITIBANK, N.A.,
MORGAN STANLEY BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Article I. DEFINITIONS AND ACCOUNTING TERMS		5
1.01	Defined Terms	5
1.02	Other Interpretive Provisions	39
1.03	Accounting Terms	40
1.04	Rounding	41
1.05	References to Agreements and Laws	41
1.06	Currency Translations	41
1.07	Interest Rates	42
1.08	Divisions	42
1.09	Letter of Credit Amounts	42

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS		43
2.01	Commitments	43
2.02	Borrowings, Conversions and Continuations of Revolving Loans	43
2.03	Letters of Credit	45
2.04	Prepayments	55
2.05	Optional Reduction or Termination of Commitments	55
2.06	Repayment of Loans	56
2.07	Interest	56
2.08	Fees	57
2.09	Computation of Interest and Fees	58
2.10	Evidence of Debt	58
2.11	Payments Generally	59
2.12	Sharing of Payments	61
2.13	Swingline Commitment	61
2.14	Procedure for Swingline Borrowing; Etc.	62
2.15	Increase in Commitments; Additional Lenders	63
2.16	Subsidiary Borrowers	64
2.17	Extension of Maturity Date	66

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		67
3.01	Taxes	67
3.02	Illegality	71
3.03	Inability to Determine Rates	72
3.04	Increased Cost and Reduced Return; Capital Adequacy Reserves on Loans	75
3.05	Funding Losses	76
3.06	Matters Applicable to all Requests for Compensation	77
3.07	Additional Interest Costs	77
3.08	Survival	77
3.09	Change in Lending Office; Limitation on Increased Costs	78
3.10	Defaulting Lenders	78

Article IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		80
4.01	Conditions to Closing Date	80
4.02	Conditions to all Credit Extensions	82

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Article V. REPRESENTATIONS AND WARRANTIES		83
5.01	Existence, Qualification	83
5.02	Authorization; No Contravention	83
5.03	Governmental Authorization	83
5.04	Binding Effect	83
5.05	Financial Statements; No Material Adverse Change	84
5.06	Litigation	84
5.07	ERISA Compliance	84
5.08	Real Property	84
5.09	Margin Regulations; Investment Company Act	85
5.10	Outstanding Loans	85
5.11	Taxes	85
5.12	Intellectual Property; License, Etc.	86
5.13	Disclosure	86
5.14	Solvency	86
5.15	Anti-Money Laundering Laws/Patriot Act	86
5.16	Sanctions	86
5.17	FCPA	87
5.18	Affected Financial Institutions	87
5.19	Outbound Investment Rules	87

Article VI. AFFIRMATIVE COVENANTS		87
6.01	Reporting Requirements	87
6.02	Corporate Existence	89
6.03	Compliance with Laws, Etc.	89
6.04	Certificates	89
6.05	Covenant to Secure Obligations Equally	90
6.06	Maintenance of Properties	90
6.07	Maintenance of Insurance	90
6.08	Taxes and Other Claims	90
6.09	Environmental Laws	90
6.10	Books and Records	91
6.11	Compliance with ERISA	91
6.12	Visitation, Inspection, Etc.	91
6.13	Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws	92

Article VII. NEGATIVE COVENANTS		92
7.01	Liens	92
7.02	Merger, Consolidation and Sale of Assets	95
7.03	[Intentionally Omitted]	95
7.04	Use of Proceeds	95
7.05	Consolidated Total Indebtedness to Total Capital	95
7.06	Unrestricted Subsidiary Investment	96
7.07	Outbound Investment Rules	96

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Article VIII. EVENTS OF DEFAULT AND REMEDIES		96

Article IX. ADMINISTRATIVE AGENT		99
9.01	Appointment and Authorization of Administrative Agent	99
9.02	Delegation of Duties	100
9.03	Liability of Administrative Agent	100
9.04	Reliance by Administrative Agent	100
9.05	Notice of Default	101
9.06	Credit Decision; Disclosure of Information by Administrative Agent	102
9.07	Indemnification of Administrative Agent	102
9.08	Administrative Agent in its Individual Capacity	103
9.09	Successor Administrative Agent	103
9.10	Other Agents, Lead Arrangers	104
9.11	Withholding Tax	104
9.12	Administrative Agent May File Proofs of Claim	105
9.13	Certain ERISA Matters	105
9.14	Posting of Communications	107
9.15	Erroneous Payments	108
9.16	Borrower Communications	109

Article X. MISCELLANEOUS		110
10.01	Amendments, Etc.	110
10.02	Notices and Other Communications; Facsimile Copies; General	111
10.03	No Waiver; Cumulative Remedies	113
10.04	Attorney Costs, Expenses and Taxes	113
10.05	Indemnification by the Borrowers	114
10.06	Payments Set Aside	115
10.07	Successors and Assigns	116
10.08	Confidentiality	120
10.09	Set-off	121
10.10	Interest Rate Limitation	121
10.11	Counterparts	122
10.12	Integration	123
10.13	Survival of Representations and Warranties	123
10.14	Severability	123
10.15	Removal and Replacement of Lenders	124
10.16	Governing Law	124
10.17	Waiver of Right to Trial by Jury	126
10.18	Waiver of Right to Consequential Damages	126
10.19	ENTIRE AGREEMENT	127
10.20	Patriot Act Notice	127
10.21	Location of Closing	127
10.22	Currency Conversion	127
10.23	Determination of Dollar Equivalents	128

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10.24	Market Disruption	128
10.25	Unrestricted Subsidiaries	129
10.26	No Advisory or Fiduciary Responsibility	129
10.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	130
10.28	Acknowledgement Regarding Any Supported QFCs	130
10.29	Termination of Commitments under Existing Credit Agreement	131

Article XI. COMPANY GUARANTY		131
11.01	Guaranty	131
11.02	Waivers	132
11.03	Benefit of Guaranty	132
11.04	Waiver of Subrogation, Etc.	132
11.05	Election of Remedies	133
11.06	Liability Cumulative	133
11.07	Reinstatement	133

SCHEDULES

2.01	Commitments
2.03	Existing Letters of Credit
5.06	Litigation
10.02	Lending Offices, Addresses for Notices

EXHIBITS

A	[Intentionally Omitted]
B	[Intentionally Omitted]
C	Form of Assignment and Acceptance
D	Form of Compliance Certificate
E	[Intentionally Omitted]
F-1	Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-2	Form of U.S. Tax Compliance Certificate (For Foreign Person Participant Recipients That Are Not Partnerships for U.S. Federal Income Tax Purposes)
F-3	Form of U.S. Tax Compliance Certificate (For Foreign Person Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
F-4	Form of U.S. Tax Compliance Certificate (For Foreign Person Recipients That Are Partnerships for U.S. Federal Income Tax Purposes)

iv

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2025, by and among L3HARRIS TECHNOLOGIES, INC., a Delaware corporation (the “Company,” and together with all Subsidiary Borrowers (as defined below) from time to time, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as an issuing bank for letters of credit and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Company has requested that the Lenders provide a $2,500,000,000 revolving credit facility in favor of the Borrowers;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the L/C Issuers (as defined below) and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of the Borrowers.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (a) a controlling Equity Interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or a line or lines of business conducted by such Person.

“Additional Commitment Amount” has the meaning set forth in Section 2.15(a).

“Additional Lender” has the meaning set forth in Section 2.15(b).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326%, and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a)  the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means, collectively, all Commitments of all Lenders at any time outstanding.

“Agreed Currencies” means (a) Dollars, (b) Euro, (c) Sterling, and (d) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (y) that is agreed to by the Administrative Agent and each of the Lenders.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Ancillary Document” has the meaning set forth in Section 10.11.

“Anti-Corruption Laws” has the meaning set forth in Section 5.17.

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.15.

“Applicable LC Sublimit” means (i) with respect to JPMorgan Chase Bank, N.A. in its capacity as an L/C Issuer under this Agreement, $58,333,333.35, (ii) with respect to Bank of America, N.A. in its capacity as an L/C Issuer under this Agreement, $58,333,333.33, (iii) with respect to Citibank, N.A. in its capacity as an L/C Issuer under this Agreement, $58,333,333.33, (iv) with respect to Morgan Stanley Bank, N.A. in its capacity as an L/C Issuer under this Agreement, $58,333,333.33, (v) with respect to U.S. Bank National Association in its capacity as an L/C Issuer under this Agreement, $58,333,333.33, (vi) with respect to Wells Fargo Bank, National Association in its capacity as an L/C Issuer under this Agreement, $58,333,333.33 and (vii) with respect to any other Person that becomes an L/C Issuer pursuant to the terms of this Agreement, such amount as agreed to in writing by the Company, the Administrative Agent and such Person at the time such Person becomes an L/C Issuer pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the L/C Issuers (provided that any increase in the Applicable LC Sublimit with respect to any L/C Issuer shall only require the consent of the Company and such L/C Issuer).

“Applicable Parties” has the meaning set forth in Section 9.14(c).

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Senior Debt Rating existing at such time:

Pricing Level	Senior Debt Ratings[1]	Applicable Rate for Term Benchmark Loans, RFR Loans and Letter of Credit Fee	Applicable Rate for Base Rate Loans	Applicable Rate for Commitment Fee
I	≥ BBB+/Baa1/BBB+	1.000%	0.000%	0.090%
II	BBB/Baa2/BBB	1.125%	0.125%	0.110%
III	BBB-/Baa3/BBB-	1.250%	0.250%	0.150%
IV	BB+/Ba1/BB+	1.500%	0.500%	0.200%
V	≤ BB/Ba2/BB	1.750%	0.750%	0.250%

1 Without regard to ratings watch.

Initially, the Applicable Rate shall be set at Pricing Level II. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Senior Debt Rating shall be effective, in the case of either an upgrade or a downgrade, during the period commencing on the third (3rd) Business Day following the date of public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If none of Moody’s, S&P or Fitch has rated the Company, then the Applicable Rate shall be set at Pricing Level V.

“Approved Borrower Portal” has the meaning set forth in Section 9.16(a).

“Approved Electronic Platform” has the meaning set forth in Section 9.14(a).

“Approved Fund” has the meaning set forth in Section 10.07(i).

“Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Morgan Stanley Bank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC in its capacity as a joint lead arranger and joint bookrunner hereunder.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent from time to time.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and all reasonable disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of any remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 29, 2023, and the related consolidated statements of income and cash flows for such fiscal year.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)            in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for RFR Borrowings denominated in Dollars;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (1) or clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” has the meaning set forth in the introductory paragraph hereto. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no Subsidiary may be or become a Subsidiary Borrower without the prior written consent of the Administrative Agent and each Lender.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Type and Agreed Currency, made, converted or continued on the same date to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (i) in relation to Loans denominated in Euro and in relation to the calculation or computation of the EURIBO Rate, any day which is a TARGET Day, (ii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any day that is only a RFR Business Day and (iii) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Calculation Date” has the meaning specified in Section 10.23.

“Canadian Borrower” means any Canadian Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.16 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease” means any lease of any property, real or personal, by the Company or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease or finance lease on a consolidated balance sheet of the Company and its Subsidiaries. Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP without giving effect to Accounting Standards Update No. 2016-02 issued by the Financial Accounting Standards Board (whether or not such lease exists as of the date hereof or is thereafter entered into) shall be accounted for as an operating lease and not a capital lease or finance lease for all purposes under this Agreement and the Loan Documents.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Exposure, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term shall have the corresponding meaning. The Borrowers hereby grant the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan Chase Bank, N.A., or other institutions satisfactory to the Required Lenders.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means the greater of (i) (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (x) any other Foreign Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period,

(b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and

(c) any other Foreign Currency determined after the Closing Date, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (i)(B) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Law” means (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its applicable Lending Office) or any L/C Issuer (or, for purposes of Section 3.04, by the Parent Company of such Lender or such L/C Issuer, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that such a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or a duly authorized committee of such board or governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. For purposes of determining a majority of the members of the board of directors or other equivalent governing body, vacant seats shall not be included.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Commitment” means, as to each Lender, its obligation (a) to make Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) to purchase participations in L/C Exposure and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or, solely for purposes of Section 412 and Section 430 of the Code, is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 9.14, including through an Approved Electronic Platform.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Compensation Period” has the meaning set forth in Section 2.11(d)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the Company’s consolidated balance sheet as of the last day of the fiscal quarter ending on or before the date of determination, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, at any time, without duplication, the sum of (a) all amounts which would be included as Debt of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP at such time, plus (b) the amount of Attributable Indebtedness of the Company and its Restricted Subsidiaries at such time.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.28.

“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an L/C Borrowing or any of the foregoing.

“Credit Extension” means (a) a Revolving Borrowing or a Swingline Borrowing, as applicable, and (b) an L/C Credit Extension.

“Credit Party” means the Administrative Agent, the L/C Issuers, the Swingline Lender or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day a “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m., New York City time, on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, as to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all Capital Lease obligations of such Person and (c) all Synthetic Lease Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning set forth in Section 2.17(a).

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate applicable to Base Rate Loans plus 2% per annum, (b) with respect to (i) Term Benchmark Loans in Dollars, the Adjusted Term SOFR Rate plus the Applicable Rate applicable to Term Benchmark Loans plus 2% per annum and (ii) Term Benchmark Loans in Euro, the Adjusted EURIBO Rate plus the Applicable Rate applicable to Term Benchmark Loans plus 2% per annum; provided, however, that for any Term Benchmark Loans, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus 2% per annum, (c) with respect to (i) RFR Loans denominated in Sterling, the Adjusted Daily Simple RFR for Sterling, plus the Applicable Rate applicable to RFR Loans plus 2% per annum and (ii) RFR Loans denominated in Dollars, the Adjusted Daily Simple RFR for Dollars, plus the Applicable Rate applicable to RFR Loans plus 2% per annum, (d) with respect to any Swingline Loan, the rate applicable to such Swingline Loan pursuant to Section 2.07(a)(iv) plus 2% per annum, and (e) with respect to all other amounts, the interest rate then applicable hereunder to Base Rate Loans plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, at any time, subject to Section 3.10(b), (a) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to any L/C Issuer in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent will be specifically identified in such writing, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (b) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent will be specifically identified in such writing or otherwise communicated to the Administrative Agent following such statement, including a description of any Default or Event of Default that is asserted to be the cause of the conditions precedent not being satisfied), (c) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (d) any Lender (i) with respect to which a Lender Insolvency Event has occurred and is continuing or (ii) that has become subject of a Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.10(b)) upon notification of such determination by the Administrative Agent to the Company, the L/C Issuers, the Swingline Lender and the Lenders.

“Disqualified Institution” means (a) competitors of the Company or its Subsidiaries, identified in writing by the Company to the Administrative Agent from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Company to the Administrative Agent prior to the date hereof and (c) Affiliates of the Persons identified pursuant to clauses (a) or (b) that are either clearly identifiable by name or identified in writing by the Company to the Administrative Agent from time to time.

“Dollar(s)” and the sign “$”, means lawful money of the United States of America.

“Dollar Equivalent” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it deems reasonably appropriate.

“DQ List” has the meaning set forth in Section 10.07(k)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” has the meaning specified in Section 10.07(i).

“Eligible Restricted Subsidiary” means any Restricted Subsidiary wholly owned, directly or indirectly, by the Company and organized in the United States, Canada or the United Kingdom (or such other jurisdiction as all Lenders shall approve in writing).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union, as amended and in effect from time to time.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to, or operation of, a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters (including, without limitation, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof)) as now or at any time hereafter in effect.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any Commonly Controlled Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that equal or exceed its liabilities, the filing of a notice of intent to terminate under Section 4041(a)(2) of ERISA, if such Pension Plan’s or Multiemployer Plan’s liabilities exceed its assets as of the date of the filing of such notice, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC under Section 4042 of ERISA to terminate such Pension Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any Commonly Controlled Entity that would cause a Material Adverse Effect.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Insolvency Regulation” means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro and for any Interest Period, the EURIBO Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Euro” and the sign “€”, means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more Participating Member States.

“Event of Default” has the meaning specified in Article VIII.

“Evergreen Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient by or on account of any obligation of any Borrower hereunder:

(a)            Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)            any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Company under Section 10.15) or designates a new Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new Lending Office or (ii) are attributable to such Recipient’s failure to comply with Section 3.01(f), and

(c)            any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of July 29, 2022, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.03.

“Extending Lender” has the meaning specified in Section 2.17(a).

“Extension Effective Date” has the meaning specified in Section 2.17(a).

“Extension Request Date” has the meaning specified in Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version if substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 5.17 hereof.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means (i) that certain fee and engagement letter dated as of January 9, 2025, executed by JPMorgan Chase Bank, N.A. and accepted by the Company in respect of the five-year revolving credit facility evidenced by this Agreement and (ii) those certain fee and engagement letters dated on or about the date hereof, executed by certain of the other Arrangers and accepted by the Company in respect of the five-year revolving credit facility evidenced by this Agreement.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, each Adjusted Daily Simple RFR or the Central Bank Rate shall be 0%.

“Foreign Currency” means any Agreed Currency other than Dollars.

“Foreign Currency Sublimit” means an amount equal to $400,000,000.

“Foreign Person” means any Person that is not a U.S. Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Contract” means any agreement or contract with or made at the request of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, department, instrumentality, commission, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

“Hedging Arrangements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Hostile Acquisition” means (a) any transaction which is subject to Section 13(d) (other than an Investment Transaction) or Section 14(d) of the Securities Exchange Act of 1934, unless, prior to the time such transaction becomes subject to such Section 13(d) or 14(d), the board of directors or other governing body of the acquiree has adopted a resolution approving such transaction and approving any “change of control” with respect to such Person whereby the Company may acquire control of such Person, and (b) any purchase or attempt to purchase, any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction), or any attempt to engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest. For purposes of this definition, (x) a “change of control” means, for any Person, an Acquisition with respect to such Person and (y) an “Investment Transaction” means a transaction subject to Section 13(d), but not Section 16, of the Securities Exchange Act of 1934, provided that in connection with such a transaction, the Company or any applicable Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes only and not for any of the purposes specified in clauses 4(a) through (j), inclusive, of the special instructions for complying with Schedule 13D under the Securities Exchange Act of 1934.

“Increase Request Date” has the meaning set forth in Section 2.17(b).

“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05(a).

“Information” has the meaning set forth in Section 10.08.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in such Revolving Loan Notice. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Account Party” means, with respect to any Letter of Credit, the Borrower for whose account such Letter of Credit was issued.

“L/C Advance” means, with respect to each Lender, an advance made by the Lender pursuant to Section 2.03(c)(iii) in respect of such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by or on behalf of the applicable L/C Account Party on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof or the increase of the amount thereof.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit and (b) the aggregate amount of all L/C Borrowings that have not yet been reimbursed by or on behalf of the applicable L/C Account Parties at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the relevant L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Issuer” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Morgan Stanley Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association or any other Lender acceptable to the Company and the Administrative Agent, in its capacity as an issuer of Letters of Credit hereunder, or any successor thereto.

“L/C Sublimit” means an amount equal to $350,000,000.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each L/C Issuer, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.15.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Person” has the meaning assigned to such term in Section 10.05(c).

“Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Letter of Credit” means any letter of credit issued hereunder and any of the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit hereunder in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Subfacility Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall a precautionary filing of a UCC financing statement in respect of an operating lease constitute a Lien.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, each Fee Letter, each Request for Credit Extension, each Compliance Certificate, any promissory notes issued pursuant to this Agreement and any and all other instruments, documents and agreements executed by any Borrower in connection with any of the foregoing.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise), or results of operations of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their payment obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Lenders hereunder or thereunder.

“Material Subsidiary” means, at any time, any Restricted Subsidiary of the Company, the assets of which represent 10% or more of Consolidated Total Assets (or the equivalent thereof in another currency), based upon the most recent financial statements delivered to the Administrative Agent pursuant to Sections 6.01(a) and (b).

“Maturity Date” means (a) February 18, 2030; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day, (b) such earlier date upon which the Commitments are terminated in accordance with the terms hereof or (c) solely with respect to any Commitment extended pursuant to Section 2.17, such later date as such Commitment is so extended.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five calendar years, has made or been obligated to make contributions.

“Net Worth of Unrestricted Subsidiaries” means, as of any date, the portion of Total Shareholders’ Equity that relates to the shareholders’ equity of Unrestricted Subsidiaries as of such date determined in accordance with GAAP, but without reduction for the minority interests, if any, in any Subsidiaries thereof.

“New Lender” has the meaning specified in Section 2.17(b).

“Non-Consenting Lender” has the meaning specified in Section 10.15.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Nonextension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all amounts owing by the Borrowers to the Administrative Agent, any L/C Issuer or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest and fees accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any L/C Issuer and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed solely with respect to an assignment (other than an assignment made pursuant to Section 10.15).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Exposure on any date, the amount of such L/C Exposure on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Exposure as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company” means, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment” has the meaning set forth in Section 9.15.

“Payment Notice” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Company or any Commonly Controlled Entity or to which the Company or any Commonly Controlled Entity contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means only those Liens permitted by subsections (a) through (y) of Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or other legally recognized entity or Governmental Authority.

“Plan” means, at a particular time, an employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Company or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, or would be deemed a “contributing sponsor” under Section 4069 of ERISA if such plan were terminated.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Properties” has the meaning set forth in Section 5.08.

“Pro Rata Share” means, with respect to each Lender, a percentage, the numerator of which shall be such Lender’s Commitment outstanding (or if the Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of the Commitments outstanding of all Lenders (or if the Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure), as such share may be adjusted as contemplated herein.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.28.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to such setting, (iv) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four (4) RFR Business Days prior to such setting or (v) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBO Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Debt” means Debt incurred or borrowed by the Company and/or its Subsidiaries, to the extent the proceeds thereof have been escrowed, for the redemption, defeasement, satisfaction and discharge or repayment of any existing Debt of the Company or any of its Subsidiaries.

“Register” has the meaning set forth in Section 10.07(c).

“Regulation D” means Regulation D of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” means Regulation T of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” means Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” means Regulation X of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” means Regulation Y of the Board, as the same may be in effect from time to time, and any successor regulations.

“Regulatory Authority” has the meaning assigned to it in Section 10.08.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Rate or (iii) with respect to any RFR Borrowing denominated in Sterling or Dollars, the applicable Daily Simple RFR, in each case, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Screen Rate, as applicable.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations promulgated under Section 4043 of ERISA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a Swingline Loan, a Swingline Notice, and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, at least two Lenders whose Voting Percentages aggregate more than 50%; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders; provided further, that if there is only one Lender, only the consent of that Lender shall be required.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, a vice president, chief financial officer, treasurer or assistant treasurer of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, any Subsidiary can be both a Restricted Subsidiary and a Borrower.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, with respect to any Lender at any time (in its capacity as a Lender and not as an L/C Issuer or Swingline Lender), the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s Pro Rata Share of the L/C Exposure and such Lender’s Swingline Exposure at such time.

“Revolving Loan” has the meaning set forth in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as the same Type, pursuant to Section 2.02(a), which shall be in writing and shall be substantially in the form approved by the Administrative Agent and separately provided to the Company.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) Daily Simple SOFR, and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the applicable Adjusted Daily Simple RFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means a country, region or territory that is itself the subject of Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) a Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or His Majesty’s Treasury, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a Person that is organized or resident in a Sanctioned Country, to the extent such Person is the target of Sanctions.

“Sanctions” means Laws administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury that prohibit or restrict transactions or dealings with designated Persons, countries or territories, and with respect to any Borrower organized outside of the United States, any relevant comparable Laws of the jurisdiction of such Borrower’s organization.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means any agreement or arrangement providing for sales, transfers or conveyances to a special purpose Subsidiary or special purpose entity of accounts receivable, notes, chattel paper, other rights to payment and related property, whether or not for recourse and whether or not treated as a sale for purposes of FAS 140, but not including the sale or transfer of a single note or notes or receivable undertaken on an isolated, non-programmatic basis. For purposes hereof, the “applicable amount” of any Securitization at any time shall be equal to the greater of (a) the outstanding principal amount of any Debt at such time incurred by the Company or any Restricted Subsidiary pursuant to any such Securitization, or (b) the face amount or book value (whichever is greater) of any and all receivables, notes, chattel paper, other rights to payment and related property sold or transferred pursuant to such Securitization and outstanding at such time.

“Senior Debt Rating” means the senior debt rating assigned to the senior, unsecured long-term debt securities of the Company by either S&P, Moody’s or Fitch without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. At any time that such ratings are available from each of S&P, Moody’s and Fitch and there is a split among such ratings, then (a) if any two of such ratings are in the same level, such level shall apply or (b) if each of such ratings is in a different level, the level that is between the levels of the other two ratings agencies shall apply. At any time that ratings are available only from any two of S&P, Moody’s and Fitch and there is a split in such ratings, then the higher of such ratings shall apply, unless there is a split in ratings of more than one level, in which case the level that is one level higher than the lower rating shall apply. At any time that such rating is available from any one of S&P, Moody’s or Fitch then such rating shall be the Senior Debt Rating.

“Single Employer Plan” means any plan maintained for employees of the Company or any Commonly Controlled Entity that is subject to Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, with respect to the Company and its Subsidiaries (on a consolidated basis), (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and the sign “£”, means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower” means any Eligible Restricted Subsidiary that has become a Borrower pursuant to Section 2.16 and with respect to which no termination of such election has occurred.

“Subsidiary Joinder Agreement” has the meaning set forth in Section 2.16(a).

“Subsidiary Termination Agreement” has the meaning set forth in Section 2.16(b).

“Supported QFC” has the meaning assigned to it in Section 10.28.

“Swingline Borrowing” means a borrowing consisting of a Swingline Loan from the Swingline Lender made pursuant to Section 2.14.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed the Swingline Sublimit. The Swingline Commitment is a subfacility of, and not in addition to, the Commitments.

“Swingline Exposure” means, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.14, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A., or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” means a loan made to the Company by the Swingline Lender under the Swingline Commitment.

“Swingline Notice” has the meaning set forth in Section 2.14.

“Swingline Sublimit” means an amount equal to $200,000,000.

“Swingline Termination Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended; (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property and (c) upon the insolvency or bankruptcy of such lessee, would be characterized as the indebtedness of such lessee.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBO Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $200,000,000.

“Total Capital” means, at any date, the sum of (a) Consolidated Total Indebtedness as of such date, plus (b) Total Shareholders’ Equity as of the last day of the most recently ended fiscal quarter for which the Company has or is required hereunder to have delivered its financial statements; provided that the foregoing shall give effect on a pro forma basis to any acquisition or disposition which has been consummated subsequent thereto.

“Total Shareholders’ Equity” means, as of any date, the total shareholders’ equity of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, including without duplication the minority interest in Subsidiaries that are not wholly owned by the Company and excluding all Equity Interest in the Unrestricted Subsidiaries.

“Trade Date” has the meaning set forth in Section 10.07(k)(i).

“Trading with the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted Daily Simple RFR, the Base Rate or the Central Bank Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Company designated in writing to the Administrative Agent after the Closing Date as an “Unrestricted Subsidiary” in accordance with Section 10.25.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 5.19 and 7.07 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.28.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f)(ii).

“Voting Percentage” means, as to any Lender, (a) at any time prior to the Maturity Date, such Lender’s Pro Rata Share and (b) at any time after the Maturity Date, the percentage (carried out to the ninth decimal place) obtained by dividing (i) the sum of (A) the outstanding amount of such Lender’s Revolving Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Exposure and such Lender’s Swingline Exposure, by (ii) the Outstanding Amount of all Revolving Loans, Swingline Exposure and L/C Exposure.

“Withholding Agent” means any Borrower or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions. With reference to this Agreement and any other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.

(iii)           The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in electronic or physical form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)            Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Section 825 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of any Borrower or any Subsidiary of any Borrower at “fair value”, as defined therein and (y) without giving effect to any treatment of indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) whether a lease shall be treated as operating lease and not a capital lease or finance lease will be determined in accordance with the principles set forth in the definition of Capital Lease.

1.04        Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; (c) references to any Person shall be construed to include such Person’s successors and permitted assigns; and (d) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

1.06        Currency Translations.

(a)            For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or the Dollar Equivalent of such amount and any requisite currency translation shall be determined by the Administrative Agent as set forth herein.

(b)            For purposes of all determinations of Outstanding Amounts, L/C Exposure and Required Lenders (and the components of each of them), any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof and any requisite currency translation shall be determined by the Administrative Agent. For purposes of all calculations and determinations hereunder, and all certificates delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or the Dollar Equivalent thereof.

(c)            The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Company. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of the Company or any Lender, including without limitation, the Dollar Equivalent of any Loan or Letter of Credit made or issued in an Agreed Currency other than Dollars.

(d)            The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, whole Euro, whole Sterling or whole cents or other subunits of an Agreed Currency to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole units of the applicable Agreed Currency or in whole subunits of the applicable Agreed Currency, as may be necessary or appropriate.

1.07            Interest Rates. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.09            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Article II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01            Commitments. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make loans to each Borrower in Agreed Currencies from time to time (each such loan, a “Revolving Loan”) during the period from the Closing Date to the Maturity Date in an aggregate principal amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Dollar Equivalent of such Lender’s Revolving Credit Exposure shall not exceed its Commitment, (b) the Dollar Equivalent of all Revolving Loans funded in Foreign Currencies shall not exceed the Foreign Currency Sublimit and (c) the aggregate amount of all Revolving Credit Exposure shall not exceed the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01. Subject to Section 3.03, (i) Revolving Loans in Dollars may be only Base Rate Loans or Term Benchmark Loans (or, subject to Section 2.02(h), RFR Loans), and (ii) Revolving Loans in Agreed Currencies other than Dollars shall be Term Benchmark Loans or RFR Loans.

2.02            Borrowings, Conversions and Continuations of Revolving Loans.

(a)            Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans as the same Type shall be made upon the Company’s irrevocable written notice to the Administrative Agent (via a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Company; provided that, if such Revolving Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent). Each such notice must be received by the Administrative Agent not later than (w) 11:00 a.m., New York time, three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans in Dollars or of any conversion of Term Benchmark Loans in Dollars to Base Rate Loans, (x) 11:00 a.m., New York time, four (4) Business Days prior to the requested date of each Borrowing of Term Benchmark Loans in a Foreign Currency, (y) 11:00 a.m., New York time, five (5) RFR Business Days prior to the requested date of each Borrowing of RFR Loans in Sterling or Dollars, or (z) 1:00 p.m., New York time, on the requested date of each Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (or, if less, an aggregate principal amount equal to the remaining balance of the available applicable Commitments). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, an aggregate amount equal to the remaining balance of the available Commitments). Each Borrowing of or conversion to RFR Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)            Each Revolving Loan Notice shall specify

(i)             whether the Company is requesting a new Borrowing, a conversion of existing Revolving Loans from one Type to the other, or the continuation of Term Benchmark Loans for an additional Interest Period;

(ii)            the applicable Borrower;

(iii)           the principal of the Revolving Loans to be borrowed, converted or continued;

(iv)           the applicable Agreed Currency;

(v)            the Type of Revolving Loans to be borrowed or as to which existing Revolving Loans are to be converted, and if applicable the Revolving Loan from which the requested Revolving Loan will be converted or continued;

(vi)           the requested date of such Borrowing, conversion or continuation, which shall be a Business Day;

(vii)          if the Company is requesting a new Borrowing, the location and number of the bank account of the applicable Borrower to which funds are to be disbursed;

(viii)         in the case of a Borrowing in Dollars, whether such Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing or an RFR Borrowing; and

(ix)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If the Company fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made or continued as, or converted to, Base Rate Loans (after converting, if necessary, the Borrowing into Dollars using the Dollar Equivalent thereof in effect on such date). Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Company requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)            Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., New York time, on the Business Day specified in the applicable Revolving Loan Notice. Each Lender may, at its option, make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect in any manner the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall, by no later than 3:00 p.m., New York time, make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of JPMorgan Chase Bank, N.A. with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company.

(d)            Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of the Interest Period for such Term Benchmark Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Term Benchmark Loans be converted to Base Rate Loans at the end of the respective Interest Periods related to such Loans.

(e)            The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Loan upon determination of such interest rate.

(f)            After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than twelve (12) Term Benchmark Borrowings or RFR Borrowings outstanding.

(g)            Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans if the Interest Period requested with respect thereto would end after the Maturity Date or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(h)            Notwithstanding the foregoing, in no event shall any Borrower be permitted to request pursuant to this Section 2.02, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate and Daily Simple SOFR shall only apply to the extent provided in Section 3.03(a) and Section 3.03(f), as applicable).

2.03            Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Subfacility Expiration Date, to issue Letters of Credit denominated in Dollars for the account of any Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit in accordance with their terms; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (1) the aggregate Revolving Credit Exposure would exceed the Aggregate Commitments, (2) the Revolving Credit Exposure of any Lender would exceed such Lender’s Commitment, (3) the L/C Exposure would exceed the L/C Sublimit or (4) the aggregate face amount of all Letters of Credit issued and then outstanding by such L/C Issuer would exceed such L/C Issuer’s Applicable LC Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed; provided that no L/C Issuer shall be under any obligation to issue a Letter of Credit that would result in more than a total of twenty (20) Letters of Credit outstanding. Notwithstanding the foregoing, Morgan Stanley Bank, N.A. is only obligated to issue standby Letters of Credit under this Agreement.

(ii)            No L/C Issuer shall be under any obligation to issue, amend or extend any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing, amending or extending such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Subfacility Expiration Date, unless all Lenders have approved such expiry date;

(D)          the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E)           such Letter of Credit is in a face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of any other type of Letter of Credit, or is to be denominated in a currency other than Dollars.

(iii)           No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)             Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least three Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the name of the account party (which shall be a Borrower) and the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.

(ii)            Promptly after its receipt of any Letter of Credit Application, but in any event no later than three Business Days prior to the proposed issuance date, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of any Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit. In addition and without limiting the foregoing, on the Closing Date, each Lender shall be deemed to have purchased a participation in each Existing Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Existing Letter of Credit.

(iii)            If the Company so requests in any applicable Letter of Credit Application, any L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and have a final expiry date that is not later than the Letter of Credit Subfacility Expiration Date. Unless otherwise directed by such L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Subfacility Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) at least five (5) Business Days prior to the Nonextension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall have any obligation to permit the extension of any Evergreen Letter of Credit at any time.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)             Upon any request for drawing under any Letter of Credit, the applicable L/C Issuer shall, within the time allowed by applicable law or the specific terms of such Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Company and the Administrative Agent thereof. Not later than 1:00 p.m., New York time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the L/C Account Party shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such L/C Account Party or the Company fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date for which the L/C Account Party shall be the Borrower and in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the L/C Account Party in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the L/C Account Party shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate equal to the Default Rate that would be applicable to Base Rate Loans. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until a Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse any L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)            Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition including, without limitation, the existence (or alleged existence) of any Material Adverse Effect, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the L/C Account Party or the Company to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the NYFRB Rate from time to time in effect. A certificate of such L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)             At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s funding in respect of the Base Rate Loan or an L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the L/C Account Party, the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB Rate from time to time in effect.

(e)            Obligations Absolute. The obligation of the L/C Account Party or the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)             any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)            any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to the use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to a Borrower to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, punitive or exemplary, damages suffered by such Borrower which such Borrower proves (as determined by a court of competent jurisdiction by final nonappealable judgment) were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s unlawful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been converted into a Borrowing under the terms hereof or (ii) if, as of the Letter of Credit Subfacility Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Exposure (in an amount equal to such Outstanding Amount).

(h)            Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by such L/C Issuer, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.16.

(i)            Letter of Credit Fees. The Borrowers shall pay in Dollars to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a letter of credit fee equal to the Applicable Rate for Letters of Credit multiplied by the actual daily maximum amount available to be drawn under all outstanding Letters of Credit. Such fee shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Subfacility Expiration Date. If there is any change in such Applicable Rate during any quarter, the actual daily amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company and the respective L/C Account Party under a Letter of Credit jointly and severally shall pay directly to the applicable L/C Issuer for its own account a fronting fee in an amount (i) with respect to each commercial Letter of Credit issued by such L/C Issuer, a per annum rate equal to 0.125% (or such lower fee as may be agreed by such L/C Issuer) of the amount of such Letter of Credit, due and payable upon the issuance thereof, and (ii) with respect to each standby Letter of Credit issued by such L/C Issuer, a per annum rate equal to 0.125% (or such lower fee as may be agreed by such L/C Issuer) on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Subfacility Expiration Date. In addition, the Company and the respective L/C Account Party under a Letter of Credit jointly and severally shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k)            Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)            Letters of Credit Issued for the Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary Borrower, or states that a Subsidiary Borrower is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable L/C Issuer hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary Borrower in respect of such Letter of Credit.  The Company hereby acknowledges that the issuance of such Letters of Credit for the Subsidiary Borrowers inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)           L/C Issuer Agreements. Each L/C Issuer agrees that, unless otherwise requested by the Administrative Agent, such L/C Issuer shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such L/C Issuer expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), it being understood that such L/C Issuer shall not permit any issuance, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (ii) on each Business Day on which such L/C Issuer pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Company fails to reimburse any amount required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(n)            Replacement and Resignation of an L/C Issuer.

(i)            An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.04(j). From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)           Subject to the appointment and acceptance of a successor L/C Issuer, any L/C Issuer may resign as an L/C Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning L/C Issuer shall be replaced in accordance with Section 2.04(n)(i) above.

2.04        Prepayments.

(a)            Optional Prepayments. The Borrowers may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m., New York time, three Business Days prior to any date of prepayment of any Term Benchmark Loans, (B) not later than 11:00 a.m., New York time, five RFR Business Days prior to any date of prepayment of any RFR Loans, and (C) not later than 9:00 a.m., New York time, on the date of prepayment of Base Rate Loans and Swingline Loans; (ii) any prepayment of Term Benchmark Loans or RFR Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (or the remaining outstanding amount of such Loan); (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or the remaining outstanding amount of such Loan); (iv) any prepayment of Swingline Loans shall be in an amount that would be permitted in the case of an advance of a Swingline Loan pursuant to Section 2.14, or, in the case of (ii), (iii) and (iv) if a lesser amount, the remaining principal amount of the applicable Loans in any outstanding Borrowing. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans or Swingline Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans or Swingline Loans, as the case may be, of the applicable Lenders in accordance with their respective Pro Rata Shares.

(b)            Foreign Currency Fluctuation Prepayments. If at any time (i) the Revolving Credit Exposure exceeds the Aggregate Commitments then in effect, other than as a result of fluctuations in exchange rates, or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the Revolving Loans and L/C Exposure denominated in Foreign Currency as of the most recent Calculation Date exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall immediately repay their respective Revolving Loans in an aggregate amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Article III.

2.05        Optional Reduction or Termination of Commitments. The Company may, at any time and from time to time upon notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments to an amount not less than the Revolving Credit Exposure; provided that (a) the Borrowers shall not be obligated to pay any amount as a penalty in connection with any such reduction or termination of the Commitments, except as required by Section 3.05 due to any repayment of Loans arising from such reduction or termination, (b) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, three Business Days prior to the date of termination or reduction, and (c) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Such notice of termination or reduction may be conditioned on the effectiveness of other credit facilities, an acquisition, investment, Change of Control or any other financing or sale transaction. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Commitments. Once reduced or terminated in accordance with this Section 2.05, the Commitments may not be increased except in accordance with Section 2.15. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination. Any such reduction in the Commitments below the Swingline Sublimit, the L/C Sublimit and the Foreign Currency Sublimit shall result in a dollar for dollar reduction in the Swingline Commitment, the Swingline Sublimit, the L/C Sublimit and the Foreign Currency Sublimit, as appropriate. The Commitment of a Lender may also be terminated under the provisions of Section 10.15.

2.06        Repayment of Loans.

(a)            Each of the Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Loans then outstanding.

(b)            The Company shall repay each Swingline Borrowing on the earlier of (i) the last day of the Interest Period applicable to such Swingline Borrowing and (ii) the Swingline Termination Date; provided that on each date that a Borrowing of a Revolving Loan is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.07        Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate or the Adjusted EURIBO Rate, as applicable, for such Interest Period plus the Applicable Rate for Term Benchmark Loans; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate for RFR Loans; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iv) each Swingline Loan shall bear interest on the outstanding principal amount thereof at the Base Rate plus the Applicable Rate for Base Rate Loans, or such other rate as the Swingline Lender and the Company shall agree to, with respect thereto.

(b)            If any Event of Default exists under clause (a) of Article VIII or after acceleration, each of the Borrowers shall, and for all other Events of Default shall at the option of the Required Lenders, pay interest on the principal amount of all of its outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate applicable thereto to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Swingline Termination Date.

(d)            Interest on each Loan (other than a Swingline Loan) shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)            For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by a Canadian Borrower is to be calculated on the basis of a 360-, 365- or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f)            If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any holder of Obligations in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that holder of Obligations of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that holder of Obligations of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)             first, by reducing the amount or rate of interest; and

(ii)            thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.08        Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)            Commitment Fee. The Company shall pay in Dollars to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of all Commitments, an unused commitment fee, which shall accrue during the period beginning on the Closing Date through the Maturity Date at the Applicable Rate set forth under the column “Applicable Rate for Commitment Fee” multiplied by the actual daily amount of the unused Commitment of such Lender during such period. For purposes of computing commitment fees with respect to the Commitments, the Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and L/C Exposure, but not Swingline Exposure, of such Lender. Accrued commitment fees shall be payable quarterly in arrears on the fifteenth day following the last Business Day of each March, June, September and December, commencing with the first such last Business Day that occurs after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b)            Fee Letter. The Company shall pay in Dollars to the applicable Arrangers the fees set forth in the applicable Fee Letter, for its own account in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)            Lenders’ Upfront Fee. On the Closing Date, the Company shall pay in Dollars to the Administrative Agent, for the account of the Lenders, the upfront fees previously agreed upon by the Company, the Lenders and the Administrative Agent as set forth in the Fee Letter with JPMorgan Chase Bank, N.A. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

(d)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Commitment during such period pursuant to subsection (a) of this Section or letter of credit fees accruing during such period pursuant to Section 2.03(i) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 3.10, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such L/C Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Issuer. The pro rata payment provisions of Section 2.12 shall automatically be deemed adjusted to reflect the provisions of this subsection.

2.09        Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Sterling or the Base Rate only at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBO Rate, EURIBO Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate). All letter of credit fees (including, without limitation, the fees described in subsections (i) and (j) of Section 2.03) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.10        Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Revolving Credit Exposure. The accounts and records maintained by the Administrative Agent shall be treated as part of the Register. In the event of any inconsistency between the Register and any Lender’s records, the records as in the Register shall govern.

(b)           [Intentionally Omitted].

(c)            This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will prepare, execute and deliver to such Lender a promissory note for each Commitment of such Lender payable to such Lender and its registered assigns and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.11        Payments Generally.

(a)            All payments to be made by the Borrowers shall be made in the applicable Agreed Currency without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any Borrower does not, or is unable for any reason to, effect payment of a Loan to the Lenders in the Agreed Currency or if any Borrower shall default in the payment when due of any payment in such Agreed Currency, the Lenders may, at their option, require such payment to be made to the Lenders in the Dollar Equivalent of such Agreed Currency determined in accordance with Section 10.22. With respect to any amount due and payable in Agreed Currency other than Dollars, the Company shall, or shall cause the applicable Borrower to, hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such Agreed Currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Lender due to the gross negligence or willful misconduct of such Lender as determined by a court of competent jurisdiction in a final non-appealable order).

(b)            Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, to the Administrative Agent’s fees and reimbursable expenses (including Attorney Costs and amounts payable under Article III) then due and payable pursuant to any of the Loan Documents; (ii) second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the L/C Issuers then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the L/C Issuers based on their respective pro rata shares of such fees and expenses; (iii) third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and (iv) fourth, to the payment of principal of the Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Borrowings then due to such parties.

(d)           Unless the Company or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the applicable Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the applicable Borrower, the Company or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)             if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in the applicable Agreed Currency in immediately available funds, at the applicable Overnight Rate; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in the applicable Agreed Currency in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount within two Business Days after the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

(g)            Subject to Section 3.09, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Revolving Loans made by it, or the participations in L/C Exposure or Swingline Exposure held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Exposure or Swingline Exposure held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13        Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans in Dollars to the Company, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (a) the Swingline Commitment then in effect and (b) the difference between the Aggregate Commitments and the Dollar Equivalent of the sum of the Outstanding Amount of all Loans and L/C Exposure; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Company shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

2.14        Procedure for Swingline Borrowing; Etc.

(a)            The Company shall give the Administrative Agent notice of each Swingline Borrowing which shall be in writing and shall be substantially in the form approved by the Administrative Agent and separately provided to the Company (a “Swingline Notice”) (which Swingline Notice shall be submitted to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent)) prior to 3:00 p.m., New York time, on the requested date of each Swingline Borrowing. Each Swingline Notice shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Company to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Swingline Notice. Each Swingline Loan shall accrue interest at the Base Rate or any other interest rate as agreed between the Company and the Swingline Lender and shall have an Interest Period (which shall be a period contemplated by the definition of the term “Interest Period”) as agreed between the Company and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Company. The Swingline Lender will make the proceeds of each Swingline Loan available to the Company in Dollars in immediately available funds at the account specified by the Company in the applicable Swingline Notice not later than 4:00 p.m., New York time, on the requested date of such Swingline Loan.

(b)            The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Company (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Revolving Loan Notice to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.02, which will be used solely for the repayment of such Swingline Loan.

(c)            If for any reason a Base Rate Loan may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Loan should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.14(b) or to purchase the participating interests pursuant to Section 2.14(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Company or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Commitment, (iii) any breach of this Agreement or any other Loan Document by the Company, the Administrative Agent or any Lender or (iv) any other circumstance, happening or event whatsoever including, without limitation, the existence (or alleged existence) of any Material Adverse Effect, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the NYFRB Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

2.15        Increase in Commitments; Additional Lenders.

(a)            So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, the Company may, by written notice to the Administrative Agent, propose to increase the Aggregate Commitments by an amount not to exceed $1,000,000,000 (the amount of any such increase, the “Additional Commitment Amount”), provided, however, that at no time shall the Aggregate Commitments exceed $3,500,000,000. No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender. The Company shall have no obligation to offer the right to participate in such increase to any or all of the existing Lenders. Any Lender that fails to respond to such notice shall be deemed to have declined to increase its Commitment.

(b)            In addition, the Company may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent (in its capacity as Administrative Agent) and each L/C Issuer (in its capacity as L/C Issuer), which acceptance will not be unreasonably withheld, conditioned or delayed. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c)            An increase in the aggregate amount of the Commitments pursuant to this Section 2.15 shall become effective upon the receipt by the Administrative Agent of a customary supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent (in its capacity as Administrative Agent) executed by the Company, and by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, a certificate of the Company signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that (x) at the time of, and immediately after giving effect to, any such proposed increase, no Default or Event of Default shall exist, (y) all representations and warranties of the Borrowers contained in Article V (but excluding the representation set forth in Section 5.05(b)) shall be true and correct in all material respects on and as of the date of increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (z) since December 29, 2023, there has been no change which has had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Company’s most recent annual report on Form 10-K filed with the SEC prior to the date hereof and any subsequent quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC prior to the date of such certificate, and such evidence of appropriate corporate authorization on the part of the Company with respect to the increase in the Commitment and such customary opinions of counsel for the Company with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d)           Upon the acceptance of any such agreement by the Administrative Agent, each Additional Lender shall automatically be deemed a Lender for all purposes hereunder, the Aggregate Commitments shall automatically be increased by the amount of the Commitments added through such agreement and Schedule 2.01 shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.

(e)            Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.15 that is not pro rata among all Lenders, (i) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Term Benchmark Loans then outstanding, the Borrowers shall prepay their respective Loans in their entirety and, to the extent the Company elects to do so and subject to the conditions specified in Article IV, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (ii) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall automatically be adjusted such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Commitments.

2.16        Subsidiary Borrowers.

(a)            Upon not less than five (5) Business Days’ notice, any Eligible Restricted Subsidiary may become a Subsidiary Borrower hereunder by delivering to the Administrative Agent a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by such Restricted Subsidiary and the Company (a “Subsidiary Joinder Agreement”), setting forth the agreement of such Restricted Subsidiary to become a party to this Agreement as a Subsidiary Borrower and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of such Eligible Restricted Subsidiary and such opinions of counsel for such Eligible Restricted Subsidiary as the Administrative Agent may reasonably request; provided, however, it shall be a condition to the effectiveness of such Eligible Restricted Subsidiary becoming a Subsidiary Borrower hereunder that after giving effect to such Subsidiary Joinder Agreement, (i) the representations and warranties of the Borrowers contained in Article V (but excluding the representation set forth in Section 5.05(b)) or in any other Loan Document shall be true and correct in all material respects, (ii) no Default or Event of Default shall exist, or would result therefrom and (iii) if such joinder obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall have supplied such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations (including, without limitation, delivery of a Beneficial Ownership Certification in relation to such Subsidiary Borrower), and such compliance has been confirmed.

(b)           The eligibility of any Subsidiary Borrower to continue to borrow under this Agreement shall terminate when the Administrative Agent receives an election to terminate an Eligible Restricted Subsidiary’s status as a Subsidiary Borrower, in form and substance satisfactory to the Administrative Agent (the “Subsidiary Termination Agreement”). The delivery of a Subsidiary Termination Agreement shall not affect any obligation of such Subsidiary Borrower hereunder incurred prior to delivery of such Subsidiary Termination Agreement.

(c)            Each Subsidiary Joinder Agreement delivered to the Administrative Agent shall be duly executed on behalf of the relevant Eligible Restricted Subsidiary and the Company, and each Subsidiary Termination Agreement delivered to the Administrative Agent shall be duly executed on behalf of the Company, in such number of copies as the Administrative Agent may request. The Administrative Agent shall promptly give notice to the Lenders and the L/C Issuers of its receipt of any Subsidiary Joinder Agreement or Subsidiary Termination Agreement and provide a copy of each such Subsidiary Joinder Agreement and Subsidiary Termination Agreement to each L/C Issuer and each Lender.

(d)            If the Company shall deliver a Subsidiary Joinder Agreement with respect to any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, make any Loan available to such Subsidiary by causing an Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Subsidiary to repay such Loan in accordance with the terms of this Agreement.

(e)            If (i) the Company delivers a Subsidiary Termination Agreement with respect to a Subsidiary Borrower, (ii) a Subsidiary Borrower at any time ceases to be an Eligible Restricted Subsidiary or (iii) an Event of Default specified in clause (f) of Article VIII occurs with respect to a Subsidiary Borrower:

(x)            the Lenders will have no obligation to make any further Loans to such Subsidiary Borrower, and

(y)            the Company will inform each Lender of the relevant event described in clause (ii) or (iii) of this subsection (e) within three Business Days after such event occurs and:

(1)          to the extent the relevant event is an event described in clause (ii) of this subsection (e) resulting from the Company no longer owning, directly or indirectly, more than 51% of the ordinary voting and economic power of such Subsidiary Borrower, then within three Business Days after such event, the Company will expressly assume the outstanding Revolving Credit Exposure of such Subsidiary Borrower (including accrued and unpaid interest and fees thereon) pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent; and

(2)           to the extent the relevant event is any other event described in clauses (i), (ii), or (iii) of this subsection (e), then within 30 days after being requested to do so by any Lender, the Company will expressly assume the outstanding Revolving Credit Exposure of such Subsidiary Borrower (including accrued and unpaid interest and fees thereon) pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent.

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no Subsidiary may be or become a Subsidiary Borrower without the prior written consent of the Administrative Agent and each Lender.

2.17        Extension of Maturity Date.

(a)            Subject to subclause (c), from time to time after the first anniversary of the Closing Date, but at least 45 days prior to the scheduled Maturity Date then in effect, the Borrowers may, by written notice from the Company to the Administrative Agent, request that the scheduled Maturity Date then in effect be extended by one calendar year, effective as of a date selected by the Company (the “Extension Effective Date”); provided, that (i) the Company may make only one such request in any calendar year and no more than two such requests during the term of this Agreement and (ii) the Extension Effective Date shall be at least 30 days, but not more than 90 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”). Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its sole discretion, to so extend the Maturity Date applicable to its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the Extension Request Date (or such later date to which the Company and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Company of such Extending Lender’s agreement to extend the Maturity Date applicable to such Lender’s Commitment and Revolving Loans (and such agreement shall be irrevocable until the Extension Effective Date). Subject to Section 2.17(b), the Commitment of any Lender that fails to accept or respond to the Borrowers’ request for extension of the Maturity Date (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all accrued and unpaid fees owing to such Declining Lender under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.

(b)           The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Upon receipt by the Extending Lenders of notice of the Declining Lenders (the “Increase Request Date”), each Extending Lender may offer to increase its respective Commitment by an amount not to exceed the aggregate amount of the Declining Lenders’ Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days after the Increase Request Date (or such later date to which the Company and the Administrative Agent shall agree), and such offer shall be irrevocable until the Extension Effective Date. To the extent the aggregate amount of additional Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Commitments, such additional Commitments shall be reduced on a pro rata basis. To the extent the aggregate amount of Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Commitments that the Company has so requested to be extended, the Company shall have the right to seek additional Commitments from other Persons. Once the Company has obtained offers to provide the full amount of any Declining Lender’s Commitments (whether from Extending Lenders or other Persons), the Company shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations (including all Commitments and Revolving Loans) under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Commitment and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.07, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Company and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.

(c)            If, but only if, Extending Lenders and New Lenders, as the case may be, have agreed to provide Commitments in an aggregate amount equal to greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such Extension Effective Date and the conditions precedent in Section 4.01 ((x) other than Section 4.01(a)(vi) and (y) with respect to Section 4.01(a)(ix) no additional types of documentation shall be required as compared to the Closing Date) are met as of the Extension Effective Date, the Maturity Date in effect with respect to the Commitments of such Extending Lenders and New Lenders (but not other Lenders that do not elect to extend) shall be extended by one calendar year.

Article III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)            For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)           Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)           In addition, without limiting the provisions of subsection (b) of this Section but without duplication, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, including without limitation, Florida documentary stamp tax in respect of any promissory note provided to a requesting Lender pursuant to Section 2.10(c).

(d)          The Borrowers shall, without duplication, jointly and severally indemnify each Recipient, within thirty (30) Business Days after written demand therefor, for the full amount of any (i) Indemnified Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. In the event that such Indemnified Taxes referred to in clause (i) shall exceed $100,000, the Recipient subject to such Indemnified Taxes shall (x) notify the Company of such imposition or assertion and (y) the Company, solely at its own expense, may cause such Recipient to contest the imposition or assertion of such Indemnified Taxes as to which there exists no reasonable basis. The respective Borrowers shall fully indemnify such Recipient for all costs (including any liabilities, penalties, interest and expenses) incurred by such Recipient in connection with any such contest. Nothing contained in this subsection (A) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to disclose to any Borrower any of its tax records or materials relating thereto, (B) shall interfere with the right of the Administrative Agent or any Lender (or any of their respective Affiliates) to arrange its taxation and financial affairs in whatever manner it deems appropriate, (C) obligates the Administrative Agent or any Lender (or any of their respective Affiliates) to claim relief from taxation on its corporate profits or, subject to clause (y) above, to claim any credits, deductions or other relief otherwise available to it with respect to its tax affairs, or (D) obligates such Lender or Administrative Agent, in its reasonable determination, to take any action that would subject it to any material unreimbursed cost or expense or materially prejudice its legal or commercial position. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent), setting forth in reasonable detail the nature and amount of such Indemnified Taxes, shall be conclusive, absent manifest error.

(e)           As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Tax Forms.

(i)             Any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent, on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), duly executed copies of IRS Form W-9 certifying, to the extent such Recipient is legally entitled to do so, that such Recipient is exempt from U.S. federal backup withholding tax.

(ii)            Any Recipient that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Recipient becomes a Recipient under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Company or the Administrative Agent, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the Company or the Administrative Agent), whichever of the following is applicable:

(A)          if such Recipient is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          duly completed and executed copies of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Recipient are effectively connected with such Recipient’s conduct of a trade or business in the United States;

(C)          if such Recipient is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly completed and executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, together with a certificate, substantially in the form of Exhibit F-1 (a “U.S. Tax Compliance Certificate”) upon which such Recipient certifies that (1) such Recipient is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) such Recipient is not a 10% shareholder of any Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, (3) such Recipient is not a controlled foreign corporation that is related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Recipient; or

(D)          if such Recipient is not the beneficial owner of any amount payable to such Recipient pursuant to any Loan Document, duly completed and executed copies of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or any successor form thereto, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-2 or Exhibit F-3, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(iii)            Each Recipient shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the Company or the Administrative Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law or form instructions to permit any Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)            Each Recipient agrees that if any form or certification it previously delivered under this Section 3.01 expires or becomes obsolete or inaccurate in any respect and such Recipient is not legally entitled to provide an updated form or certification, it shall promptly notify the Company and the Administrative Agent of its inability to update such form or certification.

(g)            If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Recipient has complied with such Recipient’s obligations under FATCA, and (if applicable) to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02        Illegality. If any Change in Law shall, after the date hereof, make it unlawful, or if any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans or RFR Loans or to fund any Loans in any Foreign Currency, or if any such circumstance materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate or the applicable Adjusted Daily Simple RFR, as applicable, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue affected Loans or to convert Base Rate Loans to affected Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) convert all Term Benchmark Loans of such Lender to Base Rate Loans in Dollars (in an amount equal to the Dollar Equivalent of such affected Agreed Currency), either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or (ii) convert all RFR Loans of such Lender to Base Rate Loans in Dollars (in an amount equal to the Dollar Equivalent of such affected Agreed Currency), either on the next Interest Payment Date therefor, if such Lender may lawfully continue to maintain such RFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such RFR Loans. Upon any such prepayment or conversion, the Borrowers shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates.

(a)           Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Adjusted EURIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Adjusted EURIBO Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Revolving Loan Notice in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, any Revolving Loan Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Revolving Loan Notice that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be a Revolving Loan Notice for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.03(a)(i) or (ii) above and (B) for Loans denominated in a Foreign Currency, any Revolving Loan Notice that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Revolving Loan Notice that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Revolving Loan Notice in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.03(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.03(a)(i) or (ii) above, on such day and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Company’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.03, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Company’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Company’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.

3.04        Increased Cost and Reduced Return; Capital Adequacy Reserves on Loans.

(a)            If any Lender determines that as a result of a Change in Law there shall be any increase in the cost to such Lender of agreeing to make or making, funding, converting, continuing into or maintaining Loans or (as the case may be) issuing or participating in Letters of Credit, a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes (as to which Section 3.01 shall govern), (ii) Excluded Taxes, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)            If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s Parent Company, if any, regarding capital or liquidity requirements, has the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s Parent Company, if any, as a consequence of such Lender’s or L/C Issuer’s obligations hereunder to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s Parent Company would have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s Parent Company with respect to capital adequacy or liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall, or shall cause the applicable Borrower to, pay to such Lender or L/C Issuer, as the case may be, such additional amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s Parent Company for any such reduction suffered with respect to its Obligations.

(c)            The Company shall, or shall cause the applicable Borrower to, pay to each Lender, as long as such Lender shall be required pursuant to regulations issued by any central bank, monetary authority, the Board, the European Central Bank or any other Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined to maintain reserves (including, without limitation, any emergency, supplemental, special or other marginal reserves) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities” under Regulation D), additional costs on the unpaid principal amount of each Loan to such Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) (but excluding any such costs arising from changes in the Statutory Reserve Rate), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Funding Losses.

(a)            With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05 and is revoked in accordance therewith or otherwise), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.06(b) or 10.15 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(b)            With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05 and is revoked in accordance therewith or otherwise), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Company pursuant to Section 3.06(b) or 10.15 or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

3.06        Matters Applicable to all Requests for Compensation.

(a)            A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for computing the additional amount or amounts to be paid to it hereunder shall be provided to the Company and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            Upon any Lender’s making a claim for compensation under Section 3.01, 3.04 or 3.07, the Company may remove or replace such Lender in accordance with Section 10.15.

3.07        Additional Interest Costs.

(a)            Additional Interest. If and so long as any Lender is required to comply with reserve asset ratios, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England or the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Lender’s Loans in any currency other than Dollars, such Lender may require the Company to pay, or cause the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(b)            Determination of Amounts Due. Any additional interest owed pursuant to subsection (a) above shall be determined by the relevant Lender and notified to the Company (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.07 after consideration of such factors as such Lender then reasonably determines to be relevant), and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

(c)            Limitation on Amounts Due. Subject to Section 3.09(b), failure or delay on the part of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.

3.08        Survival. All of the Borrowers’ obligations (and each Lenders’ and the Administrative Agent’s obligation of notice) under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

3.09        Change in Lending Office; Limitation on Increased Costs.

(a)            Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.01, 3.02, 3.04 or 3.07 to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided that nothing in this Section 3.09 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in such Sections.

(b)            Notwithstanding Section 3.04, Section 3.06 or Section 3.07, the Borrowers shall only be obligated to compensate the Lenders for amounts arising under Section 3.04, Section 3.06 or Section 3.07 to the extent such amounts arose during (i) any time or period commencing not more than 120 days prior to the date on which such Lender notifies the Administrative Agent and the Company that such Lender proposes to demand compensation under Section 3.04, Section 3.06 or Section 3.07 and (ii) any time or period during which, because of the unannounced retroactive application of any statute, regulation or other basis, such Lender could not have known that such amount might arise or accrue.

3.10        Defaulting Lenders.

(a)            If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)             the L/C Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders; provided that (x) such reallocation does not cause the total Revolving Credit Exposure of any Non-Defaulting Lender to exceed the Commitment of such Non-Defaulting Lender and (y) the conditions set forth in Section 4.02(a) and (b) are satisfied at the time of such reallocation; and

(ii)            to the extent that any portion (the “unreallocated portion”) of the L/C Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the L/C Issuers and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Borrowers to the L/C Issuers or the Swingline Lender in respect of such L/C Exposure or such Swingline Exposure, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of the L/C Exposure and the Swingline Exposure of such Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the L/C Issuers and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(b)            If the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the L/C Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If the L/C Exposure or the Swingline Exposure of such Defaulting Lender has been Cash Collateralized, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)            So long as any Lender is a Defaulting Lender, no L/C Issuer will be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related L/C Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by application of the following provisions in order:

(i)             first, in the case of a Defaulting Lender, the Swingline Exposure and the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section (and to the full extent permitted by such subsection);

(ii)            second, in the case of a Defaulting Lender, without limiting the provisions of subsection (a)(ii) of this Section, each Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrowers make other arrangements satisfactory to the Administrative Agent, the L/C Issuers and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)            third, in the case of a Defaulting Lender, the Borrowers agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.12 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.

(d)           Notwithstanding anything herein to the contrary, any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of payments by an L/C Issuer under a Letter of Credit, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Maturity Date (or such earlier date as the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender agree in writing in their discretion that such Lender has ceased to be a Defaulting Lender) at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuers and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed drawings under any Letters of Credit then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Article IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions to Closing Date. The Lenders’ Commitments shall not become effective hereunder unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 10.01):

(a)            Unless waived by all the Lenders (or by the Administrative Agent), the Administrative Agent’s receipt of the following, unless otherwise specified, each properly executed by a Responsible Officer of the Company (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, signed on behalf of each party hereto or written evidence (which, subject to Section 10.11, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) that each party hereto has signed a counterpart of this Agreement;

(ii)            certified copies of resolutions or other action of the Board of Directors of each Borrower, incumbency certificates and/or other certificates of the Secretary or Assistant Secretary of each Borrower establishing the identities of and verifying the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(iii)           evidence verifying that each Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation;

(iv)           a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Company’s most recent annual report on Form 10-K filed with the SEC prior to the date hereof and any subsequent quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC prior to the date hereof; and (C) the current Senior Debt Ratings;

(v)            opinions of counsel to the Borrowers, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrowers, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(vi)           evidence that (A) the Company has delivered notice of its termination of commitments under the Existing Credit Agreement to the administrative agent three Business Days prior to the Closing Date, (B) all amounts outstanding under the Existing Credit Agreement have been paid (including, without limitation, principal, interest and fees), provided that all such amounts may be repaid substantially simultaneously with Loan(s) advanced under this Agreement, and (C) the “commitments” of the lenders under the Existing Credit Agreement have been or concurrently with the Closing Date are being terminated;

(vii)          a duly executed Request for Credit Extension for any Credit Extension to be made on the Closing Date;

(viii)         a duly executed funds disbursement agreement, if applicable;

(ix)            (A) at least five days prior to the Closing Date, all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 15 Business Days prior to the Closing Date and (B) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Company at least 15 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ix) shall be deemed to be satisfied); and

(x)            evidence reasonably satisfactory to the Administrative Agent that arrangements have been made by the Company or its counsel for the payment of the Florida documentary stamp tax in respect of each promissory note provided to a requesting Lender pursuant to Section 2.10(c) on or about the Closing Date.

(b)           Any fees required to be paid on or before the Closing Date in connection herewith shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimates of Attorney Costs incurred or to be incurred by each of them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of Section 4.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Revolving Loans as the same Type) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers contained in Article V (but excluding the representation set forth in Section 5.05(b)) shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c)            The Administrative Agent and, if applicable, the applicable L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Revolving Loans as the same Type) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V.
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification. (a) Such Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and (b) the Company is in good standing under the Laws of the State of Florida. Each Subsidiary Borrower incorporated in England and Wales represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is in England and Wales and it has no establishment (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document (a) are within its corporate or analogous powers, (b) have been duly authorized by all necessary corporate or analogous action, and (c) do not contravene (i) such Borrower’s Organization Documents, (ii) any applicable Laws or (iii) any material contractual restriction binding on or affecting such Borrower, except for each of clauses (ii) and (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any Borrower of any Loan Document.

5.04        Binding Effect. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Borrower enforceable against it in accordance with its respective terms except that such enforcement may be limited by applicable Debtor Relief Laws.

5.05        Financial Statements; No Material Adverse Change.

(a)           The Audited Financial Statements, copies of which have been furnished to the Lenders, fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of December 29, 2023 and the results of the operations of the Company and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.

(b)           Since the date of the Audited Financial Statements, there has been no change in such conditions or operations that would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Company’s most recent annual report on Form 10-K filed with the SEC prior to the date hereof and any subsequent quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC prior to the date hereof.

5.06        Litigation. Except as set forth on Schedule 5.06, on the date of this Agreement there is no pending or, to the Company’s knowledge, threatened action, investigation or proceeding affecting any Borrower or any Restricted Subsidiaries before any court, Governmental Authority or arbitrator which if adversely determined would reasonably be expected to have a Material Adverse Effect.

5.07        ERISA Compliance. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has, during this five-year period, complied in all material respects with the applicable provisions of ERISA and the Code. There is no outstanding Lien under ERISA or the Code with respect to any Single Employer Plan. The ratio of the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund the Plan as determined by the Plan’s actuary) to the value of the assets of such Plan allocable to such accrued benefits is not higher than such ratio as of the last annual valuation date prior to the date on which this representation is made or deemed made. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan with respect to which there is an outstanding liability, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvency. Notwithstanding the foregoing, none of the events, acts or failures to act described in this Section 5.07 shall be deemed to result in a breach of a representation or warranty unless it would reasonably be expected to have a Material Adverse Effect.

5.08        Real Property. To each Borrower’s knowledge, each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 5.08 is true and correct with respect to each parcel or real property owned or operated by the Borrowers and the Restricted Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:

(a)            The Properties do not contain, and have not previously contained, in, on, or under such Properties, including without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

(b)           The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination in violation of any Environmental Law which would interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof other than Hazardous Materials found in properties of similar age and type (e.g. the potential for asbestos containing material or lead paint present in compliance with Environmental Laws).

(c)           Neither the Borrowers nor any of the Restricted Subsidiaries has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is any Borrower aware that any Governmental Authority is contemplating delivery to any Borrower or any of the Restricted Subsidiaries of any such notice.

(d)           Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location, in either case, in a manner that violates any Environmental Law.

(e)           There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which any Borrower or any of the Restricted Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Properties.

5.09        Margin Regulations; Investment Company Act.

(a)            No Borrower is generally engaged in the business of extending credit or in the business of purchasing or carrying Margin Stock, and the Borrowings hereunder will not be used for the purpose of carrying Margin Stock in a manner which (i) would violate or result in a violation of Regulations T, U or X, or (ii) would constitute a Hostile Acquisition involving Margin Stock.

(b)            None of any Borrower, any Person controlling any Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10        Outstanding Loans. The aggregate outstanding Revolving Credit Exposure does not exceed the Aggregate Commitments, other than as a result of fluctuations in currency exchange rates and subject to Section 2.04(b).

5.11        Taxes. The Borrowers and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those the failure to so file or pay would not in the aggregate have a Material Adverse Effect or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those required, levied or imposed by foreign governments if, in the opinion of the chief executive officer of the Company, the filing or payment thereof shall no longer be advantageous to the Borrowers or the Restricted Subsidiaries in the conduct of their business and the failure to so file or pay would not in the aggregate have a Material Adverse Effect. There is no proposed tax assessment against any Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

5.12        Intellectual Property; License, Etc. Each of the Borrowers and the Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to its business, and, except as set forth on Schedule 5.06, the use thereof by the Borrowers and the Restricted Subsidiaries does not infringe on the rights of any other Person, except in each case where a failure to have such rights or such infringement would not have a Material Adverse Effect.

5.13        Disclosure. No statement, information, report, representation, or warranty made by any Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Borrower in connection with any Loan Document when made contains any untrue statement of material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. This representation does not apply to estimates or projections of future performance, which each Borrower represents were or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation. As of the Closing Date, to the knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

5.14        Solvency. Immediately following the making of each Borrowing and after giving effect to the application of the proceeds of such Borrowing, the Company and its Subsidiaries (on a consolidated basis) will be Solvent.

5.15        Anti-Money Laundering Laws/Patriot Act. The Company and its Subsidiaries (a) have conducted and will continue to conduct their business operations in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, the Patriot Act, and the applicable anti-money laundering statutes, rules and regulations of jurisdictions where the Company or its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”); (b) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws; and (c) will not, directly or, to its knowledge after due inquiry, indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund or facilitate any activities or business of any kind that would constitute or result in a violation of the Anti-Money Laundering Laws.

5.16        Sanctions. None of the Company nor any of its Subsidiaries (a) is a Sanctioned Person, (b) is a Person 50 percent or more owned by or otherwise controlled by one or more Sanctioned Persons, (c) has an officer, director or employee that is a Sanctioned Person, or (d) is located, organized or knowingly doing business in any Sanctioned Country in violation of any Sanctions. No part of the proceeds of any Credit Extensions hereunder will be used directly by the Company or any of its Subsidiaries or, to the knowledge of the Company, indirectly (i) to fund any operations, or finance any activities, by any of the Company or any of its Subsidiaries in a Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions, or (ii) to finance any investment, or make any payments, by any of the Company or any of its Subsidiaries to a Sanctioned Person, a Person owned or controlled by one or more Sanctioned Persons, or a Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions.

5.17        FCPA. The Company, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Company, any agent of, and acting on behalf of, the Company and its Subsidiaries, (a) have conducted (other than as set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2023, and any subsequent quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC prior to the date hereof) and will continue to conduct their businesses operations in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, and all other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”) and (b) have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws. No Borrower will, directly or, to the knowledge of the Company, indirectly, use the proceeds of the Credit Extensions or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person or entity in violation of the Anti-Corruption Laws.

5.18        Affected Financial Institutions. No Borrower is an Affected Financial Institution.

5.19        Outbound Investment Rules. Neither the Company nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, unless the Required Lenders shall otherwise consent in writing:

6.01        Reporting Requirements.

Deliver to the Administrative Agent (with sufficient copies for distribution to each Lender):

(a)           within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of Ernst & Young LLP, Deloitte & Touche USA LLP, PricewaterhouseCoopers LLP, KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any going concern qualification (other than any qualification or exception solely as a result of an upcoming maturity date under the credit facility evidenced by this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered);

(b)           within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income for such fiscal quarter and cash flows for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter or portion of the Company’s fiscal year then ended of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            promptly after the sending or filing thereof, copies of all material reports which the Company sends to its stockholders generally, and copies of all reports and registration statements which the Company or any Restricted Subsidiary files with the SEC or any national securities exchange; provided that the Company shall not be required to furnish copies of registration statements filed on Form S-8, Form 144 or Forms 3, 4 or 5, or exhibits to the reports and registration statements referred to in this subsection (c);

(d)            promptly subsequent to the rendering thereof and, upon a Responsible Officer becoming aware thereof, notice of the rendering against the Company or any Restricted Subsidiary of any final judgment or order for the payment of money in excess of the Threshold Amount (or its equivalent in another applicable currency), together with a description in reasonable detail of the relevant circumstances and the action which the Company proposes to take in response thereto;

(e)            promptly, notice of any Event of Default or any Default hereunder, together with a description in reasonable detail of the relevant circumstances and the action which the Company proposes to take in response thereto;

(f)            promptly, notice of the occurrence of any ERISA Event that has resulted in or would reasonably be expected to result in a Material Adverse Effect; together with a description in reasonable detail of the relevant circumstances and the action which the Company proposes to take in response thereto;

(g)            promptly, of any announcement by Moody’s, S&P or Fitch of any downgrade or possible downgrade in a Senior Debt Rating;

(h)           such other readily available information respecting the conditions or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request and subject to restrictions imposed by applicable security clearance regulations, confidentiality provisions and attorney client privilege, provided, however, that the Borrowers shall only be required to use their commercially reasonable efforts with respect to requests for information regarding Unrestricted Subsidiaries;

(i)            promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(j)            promptly, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Reports required to be delivered pursuant to Sections 6.01(a), (b) or (c) shall be deemed to have been delivered on the date on which the Company posts such reports on the Company’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the SEC’s website at www.sec.gov; provided that (x) the Company shall deliver paper copies of such reports to the Administrative Agent upon request or to any Lender who requests the Company to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (y) the Company shall, on or before the required delivery date, notify by facsimile or electronic mail (unless requested by such Person to provide paper copies of any such notice) the Administrative Agent and each Lender of the posting of any such reports. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.02        Corporate Existence. Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification as a foreign corporation and good standing in all jurisdictions where the failure to so qualify would have a Material Adverse Effect.

6.03        Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders where the failure to so comply would have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent otherwise permitted by Section 6.08.

6.04        Certificates. Furnish to the Administrative Agent (in sufficient copies for distribution to each Lender), promptly following the filing of the financial statements referred to in Section 6.01(a) and (b), but in no case later than the deadlines set for the delivery of the applicable financial statements in those subsections, a Compliance Certificate signed by a Responsible Officer (a) stating that, to such Responsible Officer’s knowledge, the Borrowers during such period have in all material respects observed or performed all of their covenants and other agreements and satisfied every condition contained in this Agreement and in each other Loan Document to be observed, performed or satisfied by them, and that such Responsible Officer has obtained no knowledge of any Event of Default except as specified in such certificate, and (b) showing in reasonable detail the calculation supporting such statement in respect of Sections 7.01(y) and 7.05.

6.05        Covenant to Secure Obligations Equally. Without affecting the obligations of the Borrowers under Section 7.01, if any Borrower or any Restricted Subsidiary shall create, assume, incur or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless written consent to the creation or assumption thereof shall have been obtained from the Required Lenders pursuant to Section 10.01), then the Borrowers shall make or cause to be made effective provisions whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Debt or other obligations thereby secured, and such security shall be created and conveyed by documentation satisfactory in scope, form and substance to the Administrative Agent and shall continue in full force and effect until the same is released by the Lenders, for as long as the Debt or other obligations are secured thereby and in any case the Obligations shall have the benefit, to the full extent that the holders may be entitled thereto under applicable law, of an equitable lien on such property or assets equally and ratably securing the Obligations.

6.06        Maintenance of Properties. Maintain all of its property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, and cause the Restricted Subsidiaries to do so, except where the failure to maintain, make such repairs, renewals, replacements, betterments or improvements would not, in the aggregate, have a Material Adverse Effect and for asset dispositions, transfers or sales not prohibited by Section 7.02.

6.07        Maintenance of Insurance. Keep, and cause each of the Restricted Subsidiaries to keep, in all material respects, all of its insurable properties insured (after giving effect to any self insurance) against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance to be in such form, in such amount and against such other risks and hazards as are customarily maintained (including risk retention) by other Persons operating similar businesses and having similar properties in the same general areas in which the Company and the Restricted Subsidiaries own property.

6.08       Taxes and Other Claims. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets, and (b) all known lawful claims which, if unpaid, might by law become a Lien upon its property; provided that neither the Company nor any of the Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim the failure to so pay or discharge would not in the aggregate have a Material Adverse Effect or which is being contested in good faith and by proper proceedings and for which adequate reserves, if any, have been provided in accordance with GAAP.

6.09        Environmental Laws.

(a)           Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registration or permits required by Environmental Laws, and cause each of the Restricted Subsidiaries to do so, except to the extent that failure to do so would not be reasonably expected to have a Material Adverse Effect;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, and cause each of the Restricted Subsidiaries to do so except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings or the failure to so comply would not be reasonably expected to have a Material Adverse Effect; and

(c)            Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any actual and direct claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Company or any of the Restricted Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any such indemnitee; provided that the indemnification provided for by this paragraph shall survive the repayment of the Obligations and the termination of the Commitments for a period of five years.

6.10        Books and Records. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, containing complete and accurate entries in all material respects of all their respective financial and business transactions.

6.11        Compliance with ERISA. Do, and cause each of its Commonly Controlled Entities to do, each of the following: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Single Employer Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.12        Visitation, Inspection, Etc. Permit and cause each of its Material Subsidiaries to permit (a) any representative of the Administrative Agent at the expense of the Administrative Agent, as the case may be unless an Event of Default has occurred and is continuing, to visit and inspect its properties, to examine its financial books and records and to make copies and take extracts therefrom all at such reasonable times and as often as the Administrative Agent or the Required Lenders may reasonably request after reasonable prior notice to the Company, and (b) permit any representative of the Administrative Agent to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Company; provided, however, so long as no Default or Event of Default has occurred and is continuing, the Company shall not be required to permit more than one such visit and inspection in the aggregate in any 12 month period. Notwithstanding anything to the contrary contained in this Section 6.12, the right of visitation and inspection shall be subject to reasonable limitations for security related precautions and subject to the confidentiality provisions contained in Section 10.08.

6.13        Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws. Maintain and enforce policies and procedures with respect to itself and its Subsidiaries reasonably designed to ensure compliance with applicable Sanctions, export controls, Anti-Corruption Laws and Anti-Money Laundering Laws.

Article VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall not, without the written consent of the Required Lenders:

7.01        Liens. Create, assume, incur or permit to exist, or allow any Restricted Subsidiary to create, assume, incur or permit to exist, except by a Restricted Subsidiary in favor of the Company or another wholly-owned Restricted Subsidiary, any Lien on any of its property or assets or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, or assigned, except:

(a)           Liens incurred (x) in connection with the Cash Collateralization of any L/C Exposure or (y) to secure the Obligations in compliance with Section 6.05;

(b)           Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or which would not be reasonably be expected to have a Material Adverse Effect;

(c)            Liens in respect of property or assets of the Company or any Restricted Subsidiary imposed by Law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operations of the business of the Company or any Restricted Subsidiary or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(d)           Liens existing prior to the time of acquisition (other than Liens created, assumed or incurred in anticipation of acquisition) upon any property acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of the Company or a Restricted Subsidiary (other than a Person or Persons that becomes a Restricted Subsidiary or Restricted Subsidiaries as a result of such acquisition);

(e)           any Lien placed upon property hereafter acquired by the Company or any Restricted Subsidiary or placed upon any equipment, land, buildings, or other properties purchased or constructed which secures Debt incurred for its purchase or construction; provided that (i) such Lien shall cover only hereafter acquired property or property on which construction occurs, and (ii) any such Lien shall be created within 270 days of the acquisition of, or completion of construction on, such property;

(f)            Liens (other than any Lien imposed pursuant to Sections 303 or 4068 of ERISA or Section 430 of the Code) arising by reason of deposits with, or the giving of any form of security to, any Governmental Authority or any body created or approved by Law, which is required by Law as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by Law to cover any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters;

(g)           judgment liens securing judgments, none of which individually exceed the Threshold Amount;

(h)           easements or similar encumbrances, the existence of which does not materially impair the use or value of the property subject thereto for the purposes for which it is held or was acquired;

(i)            lessors’ and landlords’ Liens on fixtures and movable property (other than computer equipment) located on premises leased in the ordinary course of business, so long as the rent secured by said fixtures and movable property is not in default, and any deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j)            Liens consisting of leases (whether “true” leases or capitalized leases) of computer or other office equipment entered into in the ordinary course of business;

(k)            Liens, pledges or deposits made in connection with Government Contracts insofar as such Liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, the Company or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any Governmental Authority thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or Liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purposes of the performance of such Government Contracts; or the assignment or pledge to any Person, to the extent permitted by Law, of the right, title and interest of the Company or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such Person for funds or other property supplied, constructed or installed for or in connection with the performance by the Company or such Restricted Subsidiary of its obligations under such Government Contract;

(l)            any mortgage or other Lien in favor of the United States of America or any State thereof, or political subdivision of the United States of America or any State thereof, or any department, agency or instrumentality of the United States of America or any State thereof, or any such political subdivision, to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other Lien; provided, that (i) any such Lien shall cover only such acquired property or property on which construction of improvements occurs, and (ii) any such Lien shall be created within 270 days of the acquisition of or construction or improvement on such property;

(m)          any Lien securing Debt of a Restricted Subsidiary (i) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary, (ii) existing on any asset of any Person at the time such Person is merged with or into the Company or any Restricted Subsidiary or (iii) existing on any asset prior to the acquisition thereof by the Company or any Restricted Subsidiary; provided, that any such Lien referred to in clauses (i), (ii) and (iii) was not created in the contemplation of any of the foregoing, and any such Lien secures only those obligations which it secures on the date that such Person becomes a Restricted Subsidiary or the date of such merger or the date of such acquisition;

(n)           any Lien created in connection with the refinancing, renewal or extension of any obligations, Debt or claims secured by a Lien of the type described in subsections (d), (e), (f), (g), (l) and (m) above which is limited to the same property; provided that the aggregate amount of the Debt or claims secured by such refinancing, renewal or extension Lien does not exceed the aggregate amount thereof secured by the Lien so refinanced, renewed or extended and outstanding at the time of such refinancing, renewal or extension;

(o)           Liens on accounts receivable, notes, chattel paper and related property subject to a Securitization, provided that the applicable amount of any and all such Securitizations at any time outstanding, shall not at any time exceed the amount of $750,000,000;

(p)           [intentionally omitted];

(q)           Liens on manufacturing real estate facilities in Anaheim, California and Sylmar, California in favor of BA Leasing BSC, LLC;

(r)            Liens in connection with the deposit of cash or cash equivalents from the proceeds of any Refinancing Debt;

(s)            any licenses, covenants not to sue or other rights granted to third parties under patents, trademarks, service marks, trade names, copyrights or other intellectual property of the Company or any Restricted Subsidiary in the ordinary course of business;

(t)            Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(u)           Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(v)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Company or any Restricted Subsidiaries in the ordinary course of business;

(w)          Liens securing Hedging Arrangements incurred in the ordinary course of business to hedge or mitigate risks;

(x)           Liens securing insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums; and

(y)           any other Liens (other than Liens set forth in subsections (a) through (x)) securing obligations in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Total Assets.

7.02        Merger, Consolidation and Sale of Assets.

(a)            Merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Material Subsidiaries (or any group of the Restricted Subsidiaries which taken as a whole would constitute a Material Subsidiary) to do so, except that (i) any such Restricted Subsidiary may merge into or consolidate with or transfer assets to the Company or any other Restricted Subsidiary or (ii) any other such Restricted Subsidiary and any Borrower may merge with any other Person provided in each case that, immediately thereafter and giving effect thereto, no event shall have occurred and be continuing which constitutes a Default or an Event of Default and, in the case of any such merger or consolidation to which the Company is a party, the Company is the surviving corporation.

(b)           Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Restricted Subsidiaries, taken as a whole, to any Person.

7.03       [Intentionally Omitted].

7.04        Use of Proceeds. Use, or allow any Restricted Subsidiary to use, directly or indirectly, the proceeds of any Loan or any L/C Borrowing for purposes of undertaking or accomplishing a Hostile Acquisition, or for any purpose in contravention of applicable Laws.

7.05        Consolidated Total Indebtedness to Total Capital. Permit the ratio of Consolidated Total Indebtedness (excluding Debt of the Company’s Unrestricted Subsidiaries) (it being understood that “Consolidated Total Indebtedness” does not include pension liabilities) to Total Capital (excluding the Net Worth of Unrestricted Subsidiaries) to be greater than 0.65:1.00.

7.06        Unrestricted Subsidiary Investment. Make or maintain any investment in common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee or otherwise become liable with respect to any obligations of, or make or permit to exist any investment or any other interest in, any Unrestricted Subsidiary other than up to $750,000,000 of investment in Unrestricted Subsidiaries after the Closing Date.

7.07        Outbound Investment Rules. The Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article VIII.
EVENTS OF DEFAULT AND REMEDIES

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            Non-Payment. The Borrowers shall fail to pay (i) any amount of principal of any Loan or any L/C Borrowing when due and in the Agreed Currency required hereunder; (ii) any interest on any Loan when due and in the Agreed Currency required hereunder, and such failure shall remain unremedied for five days; or (iii) within ten days after the same becomes due and the Company shall have received written notice thereof from the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants.

(i)             The Borrowers shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(e), 6.02, 6.05, or Article VII; or

(ii)            The Borrowers shall have failed to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a) or (b) or 6.04 and such failure continues for 30 days after a Responsible Officer of the Company becomes aware or, through the exercise of reasonable diligence, should have become aware of such failure; or

(c)            Other Defaults. The Borrowers shall have failed to perform or observe any other covenant or agreement (not specified in subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d)            Representations and Warranties. Any representation or warranty made or deemed made by any Borrower herein or by the Company (or any of its officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(e)            Payment of Debt. Any Borrower or any of its Restricted Subsidiaries shall (i) fail to make any principal payment on account of any Debt (excluding the Obligations) or Hedging Arrangement of any Borrower or such Restricted Subsidiary (as the case may be) having an outstanding principal amount (or notional amount in the case of a Hedging Arrangement) individually or in the aggregate that exceeds $200,000,000 (including any interest or premium thereon), when due (whether at scheduled maturity, upon required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedging Arrangement, or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt (but not including Hedging Arrangements) when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt that aggregates to more than $200,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment and other than as a consequence of the sale, pledge or other disposition by any Borrower of Margin Stock), prior to the stated maturity thereof; or

(f)            Insolvency Proceedings, Etc. (i) Any Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period in excess of 60 days; or (iii) there shall be commenced against any Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           Judgments. A final judgment or order known to any Borrower for the payment of money in excess of $200,000,000, or its equivalent in another applicable currency (exclusive of the amount thereof covered by insurance, provided that the insurance carrier has acknowledged coverage), or any other final non-monetary judgment otherwise having a Material Adverse Effect, shall be rendered against any Borrower or any Restricted Subsidiary and not paid and either (i) enforcement proceedings shall have been commenced upon such judgment or order and such proceedings are not being contested in good faith or (ii) a stay of enforcement of such judgment or order or similar relief, by reason of a pending appeal or otherwise, shall not be in effect with respect to such judgment or order for any period of 30 consecutive days; provided that the circumstances described in clause (i) or (ii) above, as to such a judgment or order which is rendered by any foreign Governmental Authority in an amount not exceeding the Dollar Equivalent of $200,000,000 and which has not been confirmed in any way by any Governmental Authority in the United States shall not give rise to any Event of Default under this subsection (g) if the Lenders shall have been furnished (promptly after any Borrower shall have knowledge of the commencement of any such proceedings or any such 30 day period and promptly upon obtaining knowledge of any material change in such circumstances) with a copy (certified by a Responsible Officer of the Company) of a resolution adopted by the board of directors or a committee of the board of directors of the Company to the effect that, having considered the advice of counsel, it has been determined to be in the best interests of the Company to permit such circumstances to exist and directing the appropriate officers of the Company to notify the Lenders of all material developments relating to such judgment or order (including any significant modification of such determination); or

(h)           ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan for which a statutory or class exemption is not available or a private exemption therefore has not previously been obtained, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Single Employer Plan, whether or not any funding deficiency related thereto is waived, (iii) a Reportable Event shall occur with respect to any Single Employer Plan, or proceedings shall commence to have any Single Employer Plan terminated or to have a trustee appointed, or a trustee shall be appointed, to administer any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA at a time when such Single Employer Plan’s liabilities exceed its assets, (iv) any Single Employer Plan shall terminate in a “distress termination” (as defined in Section 4041(c) of ERISA) or (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Company or any of its Restricted Subsidiaries to any tax, penalty or other liabilities in the aggregate in excess of $200,000,000; or

(i)            Invalidity of Loan Documents. Any provision of this Agreement or any material provision of any other Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j)            Change of Control. There occurs any Change of Control of the Company;

then, and in every such event (other than an event with respect to any Borrower or any Material Subsidiary described in subsection (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Company, take any of the following actions, at the same or different times: (i) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated; (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; (iii) require that the Borrowers Cash Collateralize the L/C Exposure (in an amount equal to the then Outstanding Amount thereof); and (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) above with respect to any Borrower or any Material Subsidiary, the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Article IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authorization of Administrative Agent.

(a)            Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuers with respect thereto; provided, however, that each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

9.02        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final nonappealable judgment).

9.03        Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final nonappealable judgment) in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any of its Affiliates.

9.04        Reliance by Administrative Agent.

(a)            The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation (including any electronic message, posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all the Lenders if applicable and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders or all the Lenders if applicable otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)            For purposes of determining compliance with the conditions specified in Section 4.01 each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05        Notice of Default. The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.01(d), (e), (f), (g) or (j) unless and until written notice thereof stating that it is a “notice under Section 6.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Company or (ii) notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06        Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that neither any L/C Issuer nor any Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and L/C Issuer represents to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, neither any L/C Issuer nor the Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of its respective Affiliates which may come into the possession of any Agent-Related Person. The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrowers) between the Borrowers and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrowers or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Borrower.

9.07        Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata based on the applicable Pro Rata Shares (at the time the claim was asserted), and hold harmless the Administrative Agent in its capacity as such and each Agent-Related Person while acting for or on behalf of the Administrative Agent in such capacity from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Administrative Agent or any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided, further, however, that no action taken in accordance with the directions of the Required Lenders or all the Lenders if applicable shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08        Administrative Agent in its Individual Capacity. JPMorgan Chase Bank, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though JPMorgan Chase Bank, N.A. were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMorgan Chase Bank, N.A. or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or any such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include JPMorgan Chase Bank, N.A. in its individual capacity.

9.09        Successor Administrative Agent.

(a)            The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, the appointment of which successor administrative agent shall be subject to the consent of the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders.

(b)            Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(c)            In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrowers to comply with Section 3.10(a), then any L/C Issuer and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an L/C Issuer or as Swingline Lender, as the case may be, effective at the close of business New York, New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

9.10        Other Agents, Lead Arrangers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “Joint Bookrunner”, “Joint Lead Arranger”, “Co-Syndication Agent” or “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Administrative Agent, the L/C Issuers or any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11        Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 9.11, the term “Lender” includes an L/C Issuer.

9.12        Administrative Agent May File Proofs of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or any Outstanding Amount shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Outstanding Amounts and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(ii)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)            Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04 and Section 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.13        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)            The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.14        Posting of Communications.

(a)            The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrowers hereby approve distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)            Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the L/C Issuers and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.15        Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 9.15 shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Company and each other Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Borrower, except, in the case of clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Borrower for the purposes of satisfying an Obligation.

(d)            Each party’s obligations under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.16        Borrower Communications.

(a)            The Administrative Agent, the Lenders and the L/C Issuers agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Revolving Loan Notice, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)            Each of the Lenders, each of the L/C Issuers and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article X.
MISCELLANEOUS

10.01      Amendments, Etc. Except as provided in Section 3.03(b) and Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Company, do any of the following:

(a)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);

(b)            postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; provided that a change to any financial or other covenant or representation and warranty or waiver of an Event of Default shall only require the consent of the Required Lenders;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that (i) only the consent of the Required Lenders and the Company shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate and (ii) any amendment entered into pursuant to the terms of Section 3.03(b) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (c);

(d)            change the definition of “Required Lenders” or the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Exposure which is required for the Lenders or any of them to take any action hereunder;

(e)            change the Pro Rata Share or Voting Percentage of any Lender (except for any such change resulting from Section 2.15, Section 3.06(b) or Section 10.15) or a Lender’s right to receive its Pro Rata Share of payments or proceeds under Sections 2.11 and 2.12;

(f)            amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all the Lenders; or

(g)            release the Company from its obligations under Article XI;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Swingline Lender under this Agreement or any Swingline Loan made or to be made by it; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02      Notices and Other Communications; Facsimile Copies; General. Unless otherwise expressly provided herein, all notices, requests, demands, consents and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address (i) specified for notices on Schedule 10.02 in the case of any Borrower, the Administrative Agent or JPMorgan Chase Bank, N.A. as an L/C Issuer, (ii) set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender, in the case of any other Lender or L/C Issuer, or (iii) in the case of any Borrower, the Administrative Agent or any L/C Issuer, as shall be otherwise designated by such party in a notice to the other parties, and in the case of any other party, as shall be otherwise designated by such party in a notice to the Company, the Administrative Agent and the L/C Issuers. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the L/C Issuers pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(a)            Effectiveness of Facsimile/PDF Documents and Signatures. Subject to the terms of Section 10.11, the Loan Documents may be transmitted and/or signed by facsimile or by electronic mail in pdf form. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(b)            Reliance by Administrative Agent and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c)            Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, any Approved Electronic Platform or any Approved Borrower Portal) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II unless such Lender, L/C Issuer, as applicable, and the Administrative Agent have agreed to receive notices under such Article by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.03      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by the Administrative Agent, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such non-duplicative costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The Borrowers shall not be required to pay the fees and expenses of more than one counsel for the Administrative Agent or any Lender under clause (b) of this Section 10.04 unless the employment of separate counsel has been authorized by the Company (such authorization not to be unreasonably withheld or delayed). The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrowers.

(a)            Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrowers, any of their Affiliates or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or replacement of the Administrative Agent or the replacement of any Lender) be asserted or imposed by the Borrowers, any of their Affiliates or any other Person against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments or the use or contemplated use of the proceeds of any Credit Extension; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; and (e) any civil penalty or fine assessed by any governmental authority that administers Sanctions against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower that violates any Sanctions (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification from the Borrowers (i) for any claim caused by its own gross negligence, bad faith or willful misconduct, or that of any of its Affiliates, officers, employees, advisors, or agents, as determined by a court of competent jurisdiction by final nonappealable judgment, or (ii) for any loss or Indemnified Liabilities asserted against it by another Indemnitee, so long as such loss or Indemnified Liability does not involve an act or omission by either the Company or any of its respective affiliates and are not brought against such Indemnitee in such capacities as an agent, arranger, or similar role under this Agreement. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all other Obligations. In no case shall the Borrowers be required to indemnify an Indemnitee in respect of any indirect or special or consequential damages, except to the extent any such damages are paid or payable by an Indemnitee. This Section 10.05(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)            The Administrative Agent and each Lender agree that if any investigation, litigation, suit, action, or proceeding is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any other Indemnitee for which the Administrative Agent or any Lender may desire indemnity or defense hereunder, the Administrative Agent or such Lender shall, to the extent permitted or practicable, promptly notify the Company thereof in writing; provided that any failure on the part of the Administrative Agent or any Lender to provide such notice shall not be deemed a waiver of the rights of the Administrative Agent or any such Lender to seek indemnity from the Borrowers in respect of any such investigation, litigation, suit, proceeding or action. The Borrowers shall not be required to pay the fees and expenses of more than one counsel for the Indemnitees in respect of any single action, suit or proceeding unless the employment of separate counsel has been authorized by the Company (such authorization not to be unreasonably withheld or delayed, provided that such authorization shall be deemed to have been given during the existence of a Default or Event of Default), or unless any Indemnitee is advised by its counsel that there may be defenses available to it which are not available to the other Indemnitees or that there is a reasonable likelihood of a conflict between its interests and those of the other Indemnitees.

(c)            To the extent permitted by applicable law (i) the Borrowers shall not assert, and the Borrowers hereby waive, any claim against each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, advisors, agents and attorneys-in-fact (collectively the “Lender-Related Persons”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.05(c) shall relieve the Borrowers of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.05(a), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d)            Each Lender severally agrees to pay any amount required to be paid by the Borrowers under Section 10.05(a) to any Indemnitee (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Pro Rata Share in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), and agrees to indemnify and hold each Indemnitee harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.06      Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.

10.07      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except as expressly permitted under Section 7.02) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Exposure or Swingline Loans at the time owing to it)); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 10.04 and 10.05); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Upon its receipt of a duly executed Assignment and Acceptance, the Administrative Agent shall notify the Company and the Lenders of the effective date thereof.

(c)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the L/C Issuers or the Swingline Lender, sell participations to one or more banks or other entities that are in the business of making and/or investing in commercial loans (other than to Disqualified Institutions) (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Exposure owing to it)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under U.S. Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            A Participant shall not be entitled to receive any greater payment under this Agreement than the Lenders would have been entitled to receive under similar circumstances, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Person if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 3.01(f) and 3.09 as though it were a Lender.

(g)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            If the consent of the Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.07(b)), the Company shall be deemed to have given its consent ten Business Days after the date written notice thereof has been delivered by the assigning Lender to the Company (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such tenth Business Day (except that there shall be no deemed consent with respect to assignment to a Disqualified Institution).

(i)            As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (1) the Administrative Agent, (2) the L/C Issuers, and (3) unless an Event of Default specified in clauses (a) or (f) of Article VIII has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed), provided, however, that no Disqualified Institution, no Defaulting Lender or its Parent Company and none of the Company, any Subsidiary of the Company, or any Affiliate of the Company or any Subsidiary of the Company or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof shall be an Eligible Assignee.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(j)            Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank, N.A. assigns all of its Commitment and Loans pursuant to subsection (b) above, JPMorgan Chase Bank, N.A. may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer and Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A. as L/C Issuer and Swingline Lender. JPMorgan Chase Bank, N.A. shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(k)            Disqualified Institutions.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply.

(ii)           If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (x) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (y) provide the DQ List to each Lender or potential Lender requesting the same.

(v)            The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

10.08      Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) as is required in the good faith view of the Administrative Agent or the Lenders, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers; (g) with the prior written consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates, or (j) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such Lender or its Affiliates (including any self-regulatory authority). For the purposes of this Section, “Information” means all information received from the Company or its representatives relating to the Company, its Subsidiaries or their business, other than (i) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company, (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (iii) the DQ List (which may be disclosed to any assignee or Participant, or prospective assignee or Participant). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.09      Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll deposits and deposits held in a bona fide custodial or fiduciary capacity for Persons not Affiliates of the Company) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each other Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the other Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14      Severability. Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Removal and Replacement of Lenders.

(a)            If (i) any Lender is a Defaulting Lender, (ii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of Required Lenders shall have been obtained but the consent of one or more other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained or (iii) under any other circumstances set forth herein providing that the Company shall have the right to remove or replace a Lender as a party to this Agreement, the Company may, upon notice to such Lender and the Administrative Agent, (1) remove such Lender by terminating (on a non-ratable basis) such Lender’s Commitment or (2) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that (w) if the Company elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01, 3.04 or 3.07, (x) if the Company elects to exercise such right with respect to any Non-Consenting Lender, it shall be obligated to replace all other Lenders whose consent was required but not obtained with respect to the applicable amendment, modification, termination, waiver or consent, (y) the Company may not elect to exercise such right with respect to any Lender seeking payment or reimbursement for Taxes pursuant to Section 3.01 during the six months immediately following the designation by the Company of a Borrower not organized in the United States to the extent that (A) such Taxes result from the designation by the Company of a Borrower not organized in the United States, and (B) such Lender uses its commercially reasonable efforts to mitigate or eliminate such Taxes after such designation, including without limitation making appropriate filings with Governmental Authorities in the jurisdiction in which such Borrower is organized and (z) the Company shall, or shall cause the applicable Borrower or assignee Lender to, as a condition to such replacement or removal, (1) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), (2) provide appropriate assurances and indemnities (which may include letters of credit) to each L/C Issuer as it may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Exposure then outstanding, and (3) release such Lender from its obligations under the Loan Documents. Each party hereto agrees that any assignment required pursuant to this Section 10.15(a) may be effected pursuant to an Assignment and Acceptance executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and Pro Rata Shares resulting from any such removal or replacement.

(b)            In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrowers shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Loans of all Lenders, together with any amounts due under Section 3.05. The Borrowers may then request Revolving Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrowers may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

(c)            This Section shall supersede any provision in Section 10.01 to the contrary.

10.16      Governing Law.

(a)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)            ANY LEGAL ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN the BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. Nothing in this Agreement or in any other Loan Document shall (i) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (ii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c)            THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE (WHICH IF NOT MADE BY PERSONAL SERVICE SHALL ALSO BE COPIED TO THE COMPANY AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02). Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.16(b) in THE COURTS OF THE STATE OF NEW YORK SITTING IN the BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations IN RESPECT OF LETTERS OF CREDIT, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.16. Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.16(b) in THE COURTS OF THE STATE OF NEW YORK SITTING IN the BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, in EACH CASE by service of process upon the Company as provided in this Section 10.16(c); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Borrower at its address set forth in the Subsidiary Joinder Agreement to which it is a party or to any other address of which such Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower. To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives, to the extent permitted by law, such immunity in respect of its obligations under the Loan Documents.

10.17      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18      Waiver of Right to Consequential Damages.

(a)            Except as specifically permitted pursuant to Section 10.05, to the extent permitted by applicable Law, each party to this Agreement shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(b)            Neither the Borrowers nor any Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Approved Electronic Platform or Approved Borrower Portal, except as a result of such Borrower’s or such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

10.19      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20      Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrowers which information includes the name, address and tax identification number of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations. The Company shall, and shall cause each Borrower to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation. Each Canadian Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Canadian Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Canadian Borrower, and the transactions contemplated hereby.

10.21      Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Latham & Watkins LLP, 330 North Wabash Avenue, Chicago, Illinois 60611. The Company acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 4.01, to the Administrative Agent, c/o Latham & Watkins LLP, 330 North Wabash Avenue, Chicago, Illinois 60611. All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.

10.22      Currency Conversion. All payments under this Agreement or any other Loan Document shall be made in Dollars, except for Loans funded in any Foreign Currency, which shall be repaid, including interest thereon, in such Foreign Currency. If any payment by the Borrowers or the proceeds of any collateral shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or the applicable L/C Issuer, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or the applicable L/C Issuer, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (a) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (b) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrowers will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Company such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (c) any amount due from the Borrowers under this Section 10.22 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

10.23      Determination of Dollar Equivalents. The Administrative Agent will determine the Dollar Equivalent of:

(a)            any Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii)(A) with respect to any Term Benchmark Loan, each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month),

(b)            any Letter of Credit denominated in a Foreign Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and

(c)            any Credit Event, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

Each day upon or as of which the Administrative Agent determines Dollar Equivalents as described in the preceding clauses (a), (b) and (c) is herein described as a “Calculation Date” with respect to each Credit Event for which a Dollar Equivalent is determined on or as of such day.

10.24        Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II, Article III and Article IV with respect to any Borrowing in any Foreign Currency, if (a) there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impossible for the applicable Borrowing to be denominated in the Agreed Currency specified by the Company or (b) the Dollar Equivalent amount of such Agreed Currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders and such Borrowing shall not be denominated in such Foreign Currency, but shall be made on the date of such requested Borrowing in Dollars in an aggregate principal amount equal to the Dollar Equivalent specified in the Revolving Loan Notices as Base Rate Loans.

10.25        Unrestricted Subsidiaries. After the Closing Date, the Company shall have the right to designate any Subsidiary (other than any Subsidiary Borrower or any former Subsidiary Borrower) from time to time as an “Unrestricted Subsidiary” for purposes of this Agreement, within 30 days after the creation or acquisition of such Subsidiary, by giving written notice thereof to the Administrative Agent so long as no Default or Event of Default has occurred and is continuing or, after giving pro forma effect thereto, would result therefrom (including under Section 7.05). The Company may redesignate any Unrestricted Subsidiary as a Restricted Subsidiary so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided, that such Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary.

10.26        No Advisory or Fiduciary Responsibility. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Borrower or any of its Subsidiaries, confidential information obtained from other companies.

10.27      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.28      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Arrangements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.29      Termination of Commitments under Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that, on and as of the Closing Date, all of the “Commitments” (as defined in the Existing Credit Agreement) will be terminated and cancelled automatically and any and all required notice periods in connection with such termination and any repayments or prepayments in connection therewith are hereby waived and of no further force and effect.

Article XI.
COMPANY GUARANTY

11.01      Guaranty. The Company hereby agrees that the Company is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent, the L/C Issuers and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing by each other Borrower. The Company agrees that its guaranty obligation hereunder (the “Guaranty Obligations”) is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article XI shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article XI shall be absolute, irrevocable and unconditional, irrespective of, and unaffected by,

(a)            the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document, or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)            the absence of any action to enforce this Agreement (including this Article XI) or any other Loan Document or the waiver or consent by the Administrative Agent, any L/C Issuer or any Lender with respect to any of the provisions thereof;

(c)            the existence, value or condition of, or failure to perfect a Lien, if any, against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent, any L/C Issuer or any Lender in respect thereof (including the release of any such security);

(d)            the insolvency of any Borrower;

(e)            any law or regulation of any jurisdiction or any other event affecting any term of a Guaranty Obligation; or

(f)            any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

The Company shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

11.02      Waivers. To the fullest extent permitted by applicable law, the Company waives presentment or protest to or demand of the other Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The Company expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent, any L/C Issuer or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, the Company. It is agreed among each Borrower, the Administrative Agent, the L/C Issuers, and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XI and such waivers, the Administrative Agent, the L/C Issuers and the Lenders would decline to enter into this Agreement.

11.03      Benefit of Guaranty. The Company agrees that the provisions of this Article XI are for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent, the L/C Issuers or Lenders, the obligations of such other Borrower under the Loan Documents.

11.04      Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document until the Obligations of the Borrowers are paid in full and the Agreement has been terminated, the Company hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. The Company acknowledges and agrees that this waiver is intended to benefit the Administrative Agent, the L/C Issuers and the Lenders and shall not limit or otherwise affect the Company’s liability hereunder or the enforceability of this Article XI, and that the Administrative Agent, the L/C Issuers and the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.04.

11.05      Election of Remedies. If the Administrative Agent, any L/C Issuer or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent, such L/C Issuer or such Lender a Lien upon any collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent, any L/C Issuer or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XI. If, in the exercise of any of its rights and remedies, the Administrative Agent, any L/C Issuer or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Administrative Agent, such L/C Issuer or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent, such L/C Issuer or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Administrative Agent, such L/C Issuer or such Lender. Any election of remedies that results in the denial or impairment of the right of the Administrative Agent, any L/C Issuer or any Lender to seek a deficiency judgment against any Borrower shall not impair the Company’s obligation to pay the full amount of the Obligations. In the event the Administrative Agent, any L/C Issuer or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent, such L/C Issuer or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Administrative Agent, such L/C Issuer or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent, a L/C Issuer, a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XI, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent, any L/C Issuer or any Lender might otherwise be entitled but for such bidding at any such sale.

11.06        Liability Cumulative. The liability of the Company under this Article XI is in addition to and shall be cumulative with all liabilities of the Company to the Administrative Agent, the L/C Issuers and the Lenders under this Agreement and the other Loan Documents or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

11.07        Reinstatement. The obligations of the Company under this Article XI shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the L/C Issuers or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

L3HARRIS TECHNOLOGIES, INC.,
as Company

By:	/s/ Toni George
Name:	Toni George
Title:	Vice President, Financial Planning & Analysis and Treasurer

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as an L/C Issuer, as Swingline Lender and as a Lender

By:	/s/ Marlon Mathews
Name:	Marlon Mathews
Title:	Executive Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
as an L/C Issuer and a Lender

By:	/s/ Prathamesh Kshirsagar
Name:	Prathamesh Kshirsagar
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

CITIBANK, N.A.,
as an L/C Issuer and a Lender

By:	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.,
as an L/C Issuer and a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

U.S. Bank National Association,
as an L/C Issuer and a Lender

By:	/s/ Ken Gorski
Name:	Ken Gorski
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an L/C Issuer and a Lender

By:	/s/ Michael J. Stein
Name:	Michael J. Stein
Title:	Executive Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Todd Kennedy
Name:	Todd Kennedy
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Minxiao Tian
Name:	Minxiao Tian
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Alexander Gordon
Name:	Alexander Gordon
Title:	Authorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Kimberly A. Crotty
Name:	Kimberly A. Crotty
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

First Abu Dhabi Bank USA N.V.,
as a Lender

By:	/s/ David Young
Name:	David Young
Title:	Head of Structured Finance - USA

By:	/s/ Pamela Sigda
Name:	Pamela Sigda
Title:	Country CFO

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SCHEDULE 2.01

Commitment Amounts

Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$232,500,000
Bank of America, N.A.	$232,500,000
Citibank, N.A.	$232,500,000
Morgan Stanley Bank, N.A.	$232,500,000
U.S. Bank National Association	$232,500,000
Wells Fargo Bank, National Association	$232,500,000
The Bank of Nova Scotia	$183,000,000
Barclays Bank PLC	$183,000,000
Mizuho Bank, Ltd.	$183,000,000
Sumitomo Mitsui Banking Corporation	$183,000,000
The Toronto-Dominion Bank, New York Branch	$183,000,000
The Northern Trust Company	$140,000,000
First Abu Dhabi Bank USA N.V.	$50,000,000
TOTAL	$2,500,000,000

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

SCHEDULE 5.06

LITIGATION

SCHEDULE 10.02

LENDING OFFICES,
ADDRESSES FOR NOTICES

EXHIBIT A

[INTENTIONALLY OMITTED]

A-1

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

D-1

EXHIBIT E

[INTENTIONALLY OMITTED]

E-1

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-1-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Participant Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

F-2-1

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

F-3-1

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Person Recipients That Are Partnerships For U.S. Federal Income Tax Purposes)

F-4-1